Exhibit 2.1

SHARE PURCHASE AGREEMENT

ENTERED INTO BY AND BETWEEN

GPI SA, LLC,

as Seller,

ORIGINAL HOLDING S.A.,

as Buyer

and

UAB MOTORS PARTICIPAÇÕES LTDA.

as Intervening Party,

DATED NOVEMBER 12, 2021.

SHARE PURCHASE AGREEMENT

By this private instrument:

I.	as Seller:

GPI SA, LLC, a company duly organized and existing under the laws of Delaware, United States of America, headquartered at 800 Gessner Road, suite 500, Harris County, Houston, Texas 77024, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Economy (“CNPJ/ME”) under No. 17.627.427/0001-17, herein represented in accordance with its Articles of Association (“Seller”);

II.	as Buyer:

ORIGINAL HOLDING S.A., a private-held company, headquartered in the City of Mogi das Cruzes, State of São Paulo, at Av. Saraiva, No. 400, Vila Cruzes, Zip Code 08745-900, enrolled with the CNPJ under No.43.513.237/0001-89, with its corporate documents registered with the Board of Trade of the State of São Paulo (“JUCESP”)under NIRE 35.300.576.900, herein represented in accordance with its bylaws (“Buyer“);

Buyer and Seller being collectively referred to as “Parties”, or individually as “Party”; and

III.	as Intervening Party:

UAB MOTORS PARTICIPAÇÕES LTDA., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 03.378.170/0001-00, herein represented in accordance with its Articles of Association (“UAB Motors“),

WHEREAS:

(A)

Seller is, on the date hereof, the legitimate owner and holder of record of four hundred and twenty-eight million, nine hundred and eighty-six thousand, four hundred and ninety-six (428,986,496) shares, with par value of one Brazilian Real (BRL 1.00) each, issued by UAB Motors, fully paid-in and free and clear of any Liens, representing, one hundred percent (100%) of the issued and outstanding capital of UAB Motors, less one (1) share of the issued and outstanding capital of UAB Motors held by United Auto (“Shares“);

(B)

Seller is, indirectly through UAB Motors, the legitimate owner and holder of record of all shares, fully paid-in, free and clear of any and all Liens, representing one hundred percent (100%) of the issued and outstanding capital of the other Companies, as described in Schedule A; and

(C)

subject to the terms and conditions set forth in this Agreement, the Parties intend to carry out a transaction pursuant to which, on the Closing Date, Buyer shall become (i) the holder and legitimate owner of all Shares, free and clear of any and all Liens, representing, on the Closing Date, one hundred percent (100%) of the issued and outstanding capital of UAB Motors; and (ii) indirectly, the holder and legitimate owner of all shares, free and clear of any and all Liens, representing, on the Closing Date, one hundred percent (100%) of the total issued and outstanding capital of the other Companies (“Transaction”).

The Parties hereby agree to enter into this “Share Purchase Agreement“ (“Agreement“), in accordance with the following terms and conditions:

1.	DEFINITIONS

1.1.	Definitions. For the purposes of this Agreement (including the preamble and whereas above):

“Acanthicus” means Acanthicus Empreendimentos Imobiliários Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 241, 4th floor, suite 45, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 22.008.131/0001-58.

“Affected Party” has the meaning set forth in Section 11.2.

“Affiliate” when used as reference to any Person, means any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“André Ribeiro Trademarks” has the meaning set forth in Section 10.3.

“Annual Report” has the meaning set forth in Section 3.6.2.

“Anticorruption Legislation” means the Applicable Laws in force in Brazil related to combating, preventing and sanctioning practices of bribery, corruption and acts harmful to the public administration and public assets, including Law No. 12.846, dated August 1, 2013, Decree No. 8.420, dated March 18, 2015, Decree No. 4.410, dated October 7, 2002 (Inter-American Convention Against Corruption), Decree No. 5.687, dated January 31, 2006 (United Nations Convention against Corruption).

“Anti-Money Laundering Laws” has the meaning set forth in Section 8.1.28.

“Applicable law” means any law, decree, decree-law, resolution, instruction, normative instruction, declaratory acts, regulation, ordinance, rule or any other normative act issued by any Government Authority applicable to a particular Person or its business, assets or property.

“AR Centro-Oeste” means AR Centro-Oeste Comércio de Veículos Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua Azevedo Soares, No. 1245, Vila Gomes Cardim, Zip Code 03322-001, enrolled with the CNPJ under No. 09.039.547/0001-75.

“AR Sudeste” means AR Sudeste Comércio de Veículos Ltda., a limited liability company headquartered in the City of Curitiba, State of Paraná, at Avenida Marechal Floriano Peixoto, No. 2610, Parolin, Zip Code 80220-000, enrolled with the CNPJ under No. 08.423.450/0001-07.

“AR Veículos” means AR – Veículos e Participações Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua Emilio Mallet, No. 1629, Suite 2, Vila Homes Cardim, Zip Code 03320-001, enrolled with the CNPJ under No. 08.596.557/0001-49.

“Arbitral Tribunal” has the meaning set forth in Section 18.2.2

“Attorney-in-fact” has the meaning set forth in Section 10.6

“Basket” has the meaning set forth in Section 12.8.

“Brazilian Corporations Law” means Law No. 6.404, dated December 15, 1976.

“Brazilian Generally Accepted Accounting Principles” means the set of accounting principles and practices adopted in Brazil based on the Brazilian Corporations Law, the standards, rules and recommendations imposed by the Federal Accounting Council (Conselho Federal de Contabilidade), CVM, and the Brazilian Institute of Independent Auditors (Instituto Brasileiro de Auditores Independentes), as well as the rules, resolutions, statements and recommendations issued by the Committee of Accounting Pronouncements (Comitê de Pronunciamentos Contábeis- CPC).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized by Applicable Law to remain closed in the City of São Paulo and Mogi das Cruzes, State of São Paulo. Any payment obligation involving Seller shall also consider the City of Houston, State of Texas.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.

“CADE Approval” has the meaning set forth in Section 5.1.1.

“CADE” means the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econômica – “CADE”), and its agencies (i) Administrative Court for Economic Defense; (ii) General Superintendence; and (iii) Department of Economic Studies.

“CDI” means the Brazilian Interbank Deposit Rate (Certificado de Depósito Interbancário – “CDI”), the daily average rate offered for interbank deposits of one day, calculated and disclosed daily by B3 S.A. – Brasil, Bolsa, Balcão on its website (http://www.b3.com.br), and expressed as a percentage per year (for a year of 252 business days), provided that the CDI, for the purposes of this Agreement, shall never be a negative number.

“Civil Code” means Law No. 10.406, dated January 10, 2002.

“Closing” has the meaning set forth in Section 7.1.

“Closing Balance Sheet” means the consolidated balance sheets of the Companies, considering the Closing Date as a reference date.

“Closing Date” has the meaning set forth in Section 7.1.

“CNPJ” has the meaning set forth in the preamble to this Agreement.

“Code of Civil Procedure” means Law No. 13.105, dated March 16, 2015.

“Boards of Trade” means, individually or jointly, as the case may be (i) JUCESP; (ii) the Board of Trade of the State of Paraná; or (iii) the Board of Trade of the State of Santa Catarina.

“Companies” means, jointly, UAB Motors, United Auto, UAQ Publicidade, Acanthicus, AR Centro-Oeste, AR Sudeste, AR Veículos, United Nagoya, Euro Import, CVK Auto, Euro Import Motos, Ophiucus, Sceptrum, Sul Import, UAB Corretora de Seguros, UAN Motors and United Aricanduva.

“Competing Business” means the sale, in the Restricted Territory, of new or used cars or motorcycles, spare parts and post-sale services in the automotive industry.

“Conditions Precedent” has the meaning set forth in Section 5.1.

“Conditions Precedent—Buyer” has the meaning set forth in Section 5.2.

“Conditions Precedent—Seller” has the meaning set forth in Section 5.3.

“Conditions Precedent Long-Stop Date” means the date which is one-hundred and eighty (180) days from the date of this Agreement, provided that the definition of the Closing Date will be set in accordance with the provisions in Section 7.1.

“Confidential Information” has the meaning set forth in Section 14.1

“Conflict” has the meaning set forth in Section 18.2

“Control” has the meaning set forth in Article 116 of the Brazilian Corporation Law. Terms derived from Control, such as “Controlled Company” and “Controlling Company”, shall have a meaning analogous to that of Control defined herein.

“Cutoff Report” has the meaning set forth in Section 3.6.3

“CVK Auto” means CVK Auto Comércio de Veículos Ltda., a limited liability company headquartered in the City of Londrina, State of Paraná, at Avenida Tiradentes, No. 5665, Jardim São Francisco, Zip Code 86070-680, enrolled with the CNPJ under No. 08.964.646/0001-09.

“CVM” means Comissão de Valores Mobiliários, the Brazilian Securities and Exchange Commission.

“Data Room” means the electronic data room comprising the documents and other information made available to the Buyer from July 8, 2021 until October 29, 2021 on a server hosted by Deallink, including the questions submitted by the Buyer and its legal and/or financial advisors via that data room and responses to those questions provided by the Sellers and its advisors, which has been copied onto two identical cryptographed copies of which (i) one (1) cryptographed copy has been delivered to the Buyer in accordance with Section 8.2; and (ii) one (1) cryptographed copy has been retained by the Seller.

“Direct Claim Notice” has the meaning set forth in Section 12.6

“Direct Claim” means any out-of-court claim by a Non-defaulting Party against an Indemnifying Party for payment of indemnifiable Losses under this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 8.2.

“Dispute Notice” has the meaning set forth in Section 4.2.

“Escrow Account” means the bank account held with the Escrow Agent on behalf of and at Buyer’s expense, into which the Retained Amount of the Purchase Price will be deposited.

“Escrow Account Agreement” means the agreement to be executed between the Parties and the Escrow Agent to govern the transfers of funds of the Escrow Account, pursuant to the terms and conditions of this Agreement.

“Escrow Agent” means JP Morgan, Santander or Citibank, to be defined by the Parties according to the best contracting cost conditions.

“Euro Import Motos” means Euro Import Motos Comércio de Motocicletas Ltda., a limited liability company headquartered in the City of Londrina, State of Paraná, at Avenida Tiradentes, No. 5665, Jardim São Francisco, Zip Code 86070-680, enrolled with the CNPJ under No. 16.707.863/0001-33.

“Euro Import” means Euro Import Comércio e Serviços Ltda., a limited liability company with headquartered in the City of Curitiba, State of Paraná, at Rua Tobias de Macedo Junior, No. 217, Santo Inácio, Zip Code 82010-340, enrolled with the CNPJ under No. 05.385.004/0001-59.

“Fairly Disclosed” means the disclosure of any document or information in relation to any fact, matter or circumstance, so that a diligent and cautious individual, with the help of expert advisors in each relevant area, should have been able to assess the existing risks that may result in a Loss, further provided that (i) Buyer is a sophisticated investor with ample resources and experience to fully understand the Companies and independently acquired a full and complete understanding of the markets in which the Companies operate and their inherent risks; (ii) the documents contained in the Data Room were available for continuous access from July 8, 2021 to October 29, 2021 for analysis by Buyer and its specialized advisors; and (iii) Buyer and its specialized advisors had ample opportunity to question, discuss, request and seek clarification from Seller about any fact, matter or circumstance relating to the Companies, including through question and answer (Q&A) processes, presentations management, meetings and independent research of Third Party Claims listed in Annex 8.1.15.

“Financial Statements” means the financial statements of the Companies for the fiscal year ended December 31, 2020.

“Fraud” has the meaning set forth in Article 171 of Decree-Law No. 2.848, dated December 7, 1940 (Brazilian Criminal Code), provided that, for the purposes of this Agreement, Losses that arise from tax practices and/or planning adopted by the market on a recurring basis; or by the Buyer; or that continue to be adopted by the Companies after the Closing Date; or that are known to the Buyer, shall not be considered Fraud for the purposes of this Agreement, even if they have been assessed as such by the Governmental Authority.

“Fundamental Representations” means the representations made by the Seller in Sections 8.1.1 through 8.1.10 (Capacity, Organization and Good Standing; Power and Authorization; Binding Effect, Enforceability; No Violation and Conflict; Articles of Association and Corporate Documents; Corporate Capital of the Companies; Title of Shares; Right to the Shares; No Claims on Equity Interests and Voting Agreements); Section 8.1.27 (Anticorruption Law); and Section 8.1.28 (Money Laundering).

“Government Authority” means the government of the Federative Republic of Brazil or any political subdivision thereof, whether at the federal, state, regional or municipal level, or any court or tribunal (including arbitral tribunal), agency, secretariat, department, body, offices or regulatory agencies, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office, INSS, INPI, the Boards of Trade, civil registry of legal entities, civil registry offices, Notary of Titles and Deeds Real Estate Registry Offices, the Brazilian Central Bank, CVM, CADE and other antitrust agencies, or any Person representing the authorities mentioned in this definition, in each case, having jurisdiction over the Parties and/or the Companies.

“Government Order” means any judgment, injunction, decree or decision rendered, issued or granted by any Government Authority.

“IGP-M” means the General Market Price Index published on a monthly basis by Fundação Getúlio Vargas.

“Indemnifying Party” has the meaning set forth in Section 12.1.1.

“INPI” means the National Institute of Industrial Property.

“INSS” means the National Institute of Social Security.

“Intellectual Property” means any trademarks (of any nature, including word, mixed or figure trademarks), trade names, facility logos, inventions, industrial designs, patents, copyrights, systems, software, domain names and any other industrial or intellectual property of any nature.

“Intermediate Costs” has the meaning set forth in Section 11.9.

“Intermediate Report” has the meaning set forth in Section 12.8.1.

“IOF” means the tax on financial transactions (Imposto sobre Operações Financeiras) levied in Brazil.

“IPCA” means Índice Nacional de Preços ao Consumidor Amplo, as calculated by the Instituto Brasileiro de Geografia e Estatística (“IBGE”).

“JUCESP” means Junta Comercial do Estado de São Paulo.

“Licenses” has the meaning set forth in Section 8.1.17.

“Lien” means any and all liens, charges, retention rights, mortgages, pledges, fiduciary sales, restrictions, options, preemptive rights regarding the purchase or subscription or rights arising from shareholders’ agreements or similar that are in full force and effect.

“Loss” means all loss, damage, indemnity, penalty, fine or charge duly documented, materialized and actually and directly incurred by a Party, with put-of-pocket payment. Moral damages, reputational damages, damages to the image, indirect damages, loss of profits and loss of opportunity shall not be considered “Losses” for any purposes, provided that, in the context of a Third-Party Claim, if there is an indemnifiable judgement under the terms of this Agreement, which determines the payment of moral damages, reputational damages, damages to the image, indirect damages, loss of profits and loss of opportunity to the third party, then, in such case, such payment shall be considered a Loss for the purposes of this Agreement.

“Management” means, with respect to any Third-Party Claim, the prerogative to make all decisions within the scope of such Third-Party Claim, including, but not limited to, selection of counsel, defining the defense strategy, the manner of conducting the defense, making payments, including settlement payments.

“Manufacturers” has the meaning set forth in Section 5.1.2.

“Manufacturers Agreements” has the meaning set forth in Section 8.1.18.

“Material Adverse Effect” means any unknown event that may negatively impact the Companies in an aggregate amount equal to or greater than seventy-five million Brazilian Reais (BRL 75.000.000,00). The effects arising directly or indirectly from any of the following events shall not be deemed, individually or jointly, a Material Adverse Effect (i) changes in the economic or political conditions of Brazil or worldwide generally, or changes that affect any industry or market in which Buyer, Seller and/or the

Companies operate; (ii) force majeure event, acts of God or any outbreak or escalation of war or major hostilities, stoppage, civil unrest or any act of terrorism in Brazil or overseas; (iii) pandemic and possible measures restricting the opening of business or movement of people; (iv) failure by the Companies to comply with any projections, budgets, plans or forecasts published or drafted internally, including revenues, profits or other actions regarding financial performance or operating statistics; (v) changes in accounting laws, standards or principles or their application or interpretation; (vi) any Losses that may result from the provisions of Schedules 8.1.15, 8.1.19 or 8.1.24; (vii) any action taken in compliance to this Agreement or upon Buyer’s written request (or with Buyer’s consent); and/or (viii) the execution of this Agreement or public announcement or other publicity relating to the Transaction. For the purposes of this definition, the provisions in Section 8.2 shall not apply, and Schedules 8.1.15, 8.1.19 and 8.1.24 shall be exhaustive.

“National Tax Code” means Law No. 5.172, dated October 25, 1966.

“Net Debt” means the (i) sum of the amounts of the accounts provided in Schedule 4.1 that comprise the calculation of the financial indebtedness, without duplication, less (ii) sum of the amounts of the accounts provided in Schedule 4.1, without duplication. All the accounts that comprise the Net Debt were considered on a consolidated basis.

“Net Debt Adjustment” has the meaning set forth in Section 4.1.1.

“Net Debt at Closing” means the consolidated Net Debt of the Companies on the Closing Date, calculated by the Buyer and the Companies after the Closing pursuant to Section 4.1.2. The calculation of the Net Debt at the Closing shall be conducted according to the method and criteria in Schedule 4.1. The Parties recognize that, pursuant to the same criteria indicated in Schedule 4.1, the Net Debt for June 30, 2021, was of one hundred and thirty million and twenty-one thousand Brazilian Reais (BRL 130,021,000.00), as reflected in Schedule 4.1.

“Non-Closing Break-up Fee” has the meaning set forth in Section 7.6.

“Office of Foreign Assets Control” means the US Office of Foreign Assets Control Treasury Department.

“Ongoing Actions” means the Third-Party Claims existing on the Closing Date.

“Ophiucus” means Ophiucus Participações Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 22.005.917/0001-11.

“Parties Involved” has the meaning set forth in Section 18.2.

“Party” has the meaning set forth in the preamble to this Agreement.

“Pending Claims” means any Direct Claim or Third Party Claim in which (i) the Seller has been notified pursuant to Section 3.6.2; (ii) the Seller is the Indemnifying Party pursuant to the terms of this Agreement; and (iii) has not been decided and paid with funds of the Escrow Account pursuant to the terms and conditions of this Agreement until the Release Date.

“Person” means any individual, incorporated entity, consortium, association, cooperative, trust, investment fund or unincorporated entity, or any other entity or organization, including Government Authorities.

“Post-Closing Report” has the meaning set forth in Section 4.2.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Adjustment” has the meaning set forth in Section 4.1.1.

“Real Property Under Review” means the real estate currently used in the activities of (i) United Nagoya, at Avenida Caminho do Mar, No. 1655, District of Rudge Ramos, in the City of São Bernardo do Campo, State of São Paulo; and (ii) United Aricanduva, at Rua Azevedo Soares, No. 1225, Tatuapé, in the City of São Paulo, State of São Paulo, Zip Code 03322-001.

“Related Party” means, in relation to a particular Person, (i) a natural person or legal entity which holds, directly or indirectly, equity interest in its corporate capital; (ii) any of its officers, members of the board of directors and managers and those of its own Related Parties; (iii) any Affiliate of such Person; (iv) any Person Controlled by the Persons mentioned in items (i) or (ii).

“Release Date” has the meaning set forth in Section 3.6.1.

“Restricted Territory” means the Brazilian States of Paraná, Santa Catarina and São Paulo.

“Retained Amount” has the meaning set forth in Section 3.2.

“Review Period” has the meaning set forth in Section 4.2.

“Reviewer” has the meaning set forth in Section 4.2.1.

“Rules” has the meaning set forth in Section 18.2.1

“Sceptrum” means Sceptrum Empreendimentos Imobiliários Ltda. a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 22.005.925/0001-68.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.1.1.

“Senior Management” shall mean the persons identified in Schedule B hereto.

“Shares” has the meaning set forth in the preamble to this Agreement.

“Social and Environmental Laws” has the meaning set forth in Section 8.1.24.

“Special Claims” means the Claims of a Third Party whose Management is under the responsibility of the Buyer pursuant to Clause 12.2.

“Specific Indemnification” has the meaning set forth in Section 11.13.

“Sul Import” means Sul Import Veículos e Serviços Ltda. a limited liability company headquartered in the City of Curitiba, State of Paraná, at Rua Tobias de Macedo Junior, No. 217, Santo Inácio, Zip Code 82010-340, enrolled with the CNPJ under No. 13.705.543/0001-56.

“Target Net Debt” means the consolidated Net Debt of the Companies, determined by consensus between the Parties, which for all purposes hereof shall be deemed to be zero (0) Brazilian Reais exclusively for the purposes of the Purchase Price Adjustment.

“Target Working Capital” means the consolidated Working Capital of the Companies comprised by the accounts set forth in Schedule 4.1, in the amount of ninety-one million and two hundred thousand Brazilian Reais (BRL 91,200,000.00), determined consensually by the Parties as appropriate.

“Tax” means all taxes, duties, fees, tariffs and contributions, including interest, penalties, surcharges and other penalties levied thereon, due to any Government Authority pursuant to the Applicable Law.

“Third-Party Claim” means any court, administrative or arbitration proceedings, filed and/or initiated by any third party (including Government Authority), before any relevant Government Authority, in which either Party has been summoned, that is not a Direct Claim and that may be a Loss subject to indemnification under this Agreement.

“Third-Party Claim Notice” has the meaning set forth in Section 12.1.1.

“Transaction” has the meaning set forth in the preamble to this Agreement.

“Transition Period” means the period between the date of execution of this Agreement and the Closing Date.

“UAB Corretora de Seguros” means UAB Motors Corretora de Seguros Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 09.189.857/0001-76.

“UAB Motors” has the meaning set forth in the preamble to this Agreement.

“UAN Motors” means UAN Motors Participações Ltda. a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 09.189.826/0001-15.

“UAQ Publicidade” means UAQ Publicidade Propaganda Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio, No. 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 09.189.848/0001-85.

“United Aricanduva” means United Auto Aricanduva Comércio de Veículos Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua Azevedo Soares, No. 1225, Tatuapé, Zip Code 03322-001, enrolled with the CNPJ under No. 03.389.704/0001-96.

“United Auto” means United Auto Participações Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Rua do Rocio 291, Vila Olímpia, Zip Code 04552-000, enrolled with the CNPJ under No. 07.190.498/0001-41.

“United Nagoya” means United Auto Nagoya Comércio de Veículos Ltda., a limited liability company headquartered in the City of São Paulo, State of São Paulo, at Avenida Aricanduva, No. 5555, Arco Ancora 07, Vila Matilde, Zip Code 03527-000, enrolled with the CNPJ under No. 03.962.539/0001-10.

“Working Capital” means the (i) sum of the amounts of the accounts provided in Schedule 4.1 that comprise the calculation of the liabilities working capital, without duplication, less (ii) sum of the amounts of the accounts provided in Schedule 4.1 that comprise the calculation of the assets working capital, without duplication. All the accounts that comprise the Working Capital were considered on a consolidated basis.

“Working Capital Adjustment” has the meaning set forth in Section 4.1.1.

“Working Capital at Closing” means the consolidated Working Capital of the Companies on the Closing Date, calculated by Buyer after Closing pursuant to Section 4.1.2 and according to the criteria, form, and method in Schedule 4.1. The Parties hereby acknowledge that, the calculation of the Working Capital at Closing shall be conducted pursuant to the same criteria, form, and method used in Schedule 4.1, the Working Capital on June 30, 2021, was twenty-six million, five-hundred and fifty one thousand Brazilian Reais (BRL 26,551,000.00), in accordance with the terms reflected in Schedule 4.1.

1.2.	Interpretation Rules. Except in the cases expressly provided for in this Agreement and schedules hereto:

I.	the header of the sections, subsections, schedules, parts and paragraphs are provided solely for convenience of reference and shall not affect or restrict the interpretation thereof;

II.

any reference to documents, instruments or agreements, including this Agreement, shall include (i) all the schedules to this Agreement; and (ii) all the documents, instruments or contracts entered into or issued in substitution hereof or thereof;

III.

references to any document or other instruments, including this Agreement, include all the amendments, substitutions and consolidations thereto, as well as the respective supplements thereto, unless specifically provided otherwise;

IV.

the words “include”, “inclusive”, “including” and other similar words shall be construed as illustrative or emphatic purposes only, as if accompanied by the expression “without limitation to”, and shall not be construed, or be applied, as a restriction on the generality of any word or expression;

V.

the preamble and the schedules are an integral part of this Agreement and shall be in full force and effects as if they were expressly provided for in this Agreement, provided that any reference to this Agreement shall include all items of the preamble and all schedules hereto;

VI.	any reference to Persons includes their successors, permitted assignees and heirs;

VII.	except as otherwise specifically provided herein, references to sections, items, parts, clauses or schedules shall be to the clauses, items, parts, sections and schedules of this Agreement;

VIII.	any reference to a “Section”, unless otherwise provided, shall be deemed as referring to the entire section (i.e., including subclauses thereof);

IX.

the terms “hereof”, “herein”, “hereunder” and words of similar meaning shall, unless otherwise provided, be construed as referring to this Agreement as a whole (including all schedules hereto), as amended or modified from time to time;

X.

whenever the context so requires, any expressions in this Agreement shall apply whether in the singular and the plural, and the male gender shall include the female and vice-versa, and the term “any” shall be regarded as “any and all”. A defined term shall have its defined meaning throughout this Agreement whether or not it appears before or after the place where it is defined;

XI.	any communication or notice mentioned in this Agreement shall be sent pursuant to Section 16.1;

XII.	references to days (but not “business days” or “Business Days”) shall mean calendar days;

XIII.

the terms “ordinary course” or “past practices”, when used in relation to the conduct by the Companies of their respective business and activities, shall mean the ordinary course of the respective business, as conducted in a diligent manner, in accordance with Applicable Law, and consistent with the practices adopted until then by the Companies;

XIV.	any reference to laws or statutory provisions shall include any supplementary Applicable Law sanctioned or issued by the Closing Date;

XV.	any accounting term used in this Agreement and not defined herein shall have the respective meaning attributable thereto in the Brazilian Generally Accepted Accounting Principles;

XVI.	information disclosed in a Schedule shall be deemed disclosed in all other Schedules;

XVII.

the term “knowledge” and/or the term “best knowledge” (and deviations thereof), whenever used in this Agreement, shall mean, in respect to the Seller that which the Senior Managers know or should know as a result of the exercise of their respective positions, under the provisions of Article 153 of the Brazilian Corporation Law; and

XVIII.

all terms or periods set out in this Agreement shall be counted excluding the day of the event and including the last day of the term or period at issue, unless expressly stated otherwise. In the event the last day for delivery of any notice or performance of any act required or permitted under this Agreement is not a Business Day, the period for delivery of notice or performance of such act shall then be extended to the next Business Day. The expressions “on the date hereof”, “as of this date”, “date of this Agreement” and expressions of similar meaning shall be deemed as referring to the date of execution of this Agreement, as mentioned in end of this Agreement.

1.3.

Negotiation. The Parties hereby acknowledge that the final wording of all terms of this Agreement was the result of the negotiation between the Parties, who were advised by their senior executives, financial advisors and freely retained attorneys, and, for this reason, in the event of conflict, there shall be no interpretation in more beneficial terms for the benefit of either Party. Therefore, the application of Article 113, IV, of the Civil Code is expressly waived, and the provisions of Article 421-A of the Civil Code shall be observed.

2.	PURCHASE AND SALE OF SHARES

2.1.

Purchase and Sale. Subject to verification or waiver, as applicable, of all Conditions Precedent, Seller hereby undertakes, on the Closing Date, to sell and transfer to Buyer or a wholly owned subsidiary of Buyer, at its sole discretion, subject to the provisions of Section 2.2, and Buyer hereby undertakes to irrevocably and irreversibly purchase and receive from Seller, the Shares, with any and all rights and obligations related thereto, for the Purchase Price.

2.2.

Joint and Several Liability. ORIGINAL HOLDING S.A. will be jointly and severally liable for all obligations of its wholly owned subsidiary that may appear as Buyer, being liable for all obligations of the then Buyer, whether monetary or otherwise, regardless of cause, origin and legal nature, including, without limitation, the obligation to pay any indemnification or penalty due under this Agreement.

3.	PURCHASE PRICE AND PAYMENT TERMS

3.1.

Purchase Price. The purchase price of the Shares to be paid by Buyer to Seller, on the Closing Date, is the aggregate amount of five hundred and ten million Brazilian Reais (BRL 510,000,000.00) (“Purchase Price”), subject to Adjustment of the Purchase Price.

3.2.	Payment of the Purchase Price. The Purchase Price will be paid by Buyer to Seller, on the Closing Date, without any monetary adjustment or remuneration increase, as follows:

I.

the aggregate amount of three hundred and eighty-eight million, four hundred and thirty-one thousand, eight hundred and fifty-five Brazilian Reais and fifty cents (BRL 388,431,855.50), will be paid in cash on the Closing Date, by international wire transfer to Seller’s bank account, to be indicated by the Seller before the Closing Date, by means of a financial institution authorized to operate in foreign exchange in Brazil selected by Seller;

II.

the total amount of six million, five hundred and sixty-eight thousand, one hundred and forty-four Brazilian Reais and fifty cents (BRL 6,568,144.50), will be paid in cash on the Closing Date on behalf and by order of Seller, by transfer of currency to the checking account indicated in Schedule C; and

III.

the balance of the Purchase Price, in the aggregate amount of one hundred and fifteen million Brazilian Reais (BRL 115,000,000.00) will be deposited in the Escrow Account and released in accordance with the terms and conditions of this Agreement (“Retained Amount”).

3.2.1.	The Seller shall be the primary and sole payer of the amounts due to the financial advisor, as indicated in Schedule C, without any liability to the Companies.

3.3.

Investment of the Retained Amount. The Retained Amount will be invested in low-risk and highly liquid financial assets under the terms and conditions of the Escrow Account Agreement. Any other movement of amounts in the Escrow Account will depend on the joint authorization of Seller and Buyer.

3.4.

Tax Credits. Tax credits that have been, or may at any time be, accrued by the Companies, including those arising out of tax losses carryforward of any of the Companies existing until the Closing Date, whether accounted for or off-balance sheet, were not taken into account in the calculation of the Purchase Price, and shall not give rise to any right of indemnification to either

Party therefore (i) Seller shall not be entitled to request additional compensation from Buyer or any of its Related Parties with respect to such tax credits, even if the Companies, or any Related Parties of the Companies, benefit from such credits in accordance with Applicable Law; and (ii) the Buyer shall not be entitled to request adjustment to the Purchase Price, or have the right to setoff or retain amounts due as Purchase Price, or request indemnification or compensation, if such tax credits are cancelled or reduced, or the Companies are not able to benefit from them.

3.5.

Taxes. Each Party shall be responsible, in accordance with Applicable Law, for calculating, determining, withholding and paying all Taxes applicable to such Party, at any time, in relation to the Transaction and to the payments to be made pursuant to this Agreement.

3.5.1.

Considering the provisions in Section 5.2.2, there will be no withholding tax due by the Seller as a result of this Transaction, as the Purchase Price is lower than the Seller’s acquisition cost of the Shares.

3.5.2.

The Buyer shall withhold from the Purchase Price and pay the IOF levied on the amounts remitted abroad for the payment of the Purchase Price, and shall provide to Seller, in up to 1 (one) Business Day after payment, documentary evidence of the payment of such Tax by means of the delivery of the duly paid Federal Tax Collection Document (“DARF”) The Buyer shall be solely liable for any IOF levied on indemnities or fines that may be due by Buyer to Seller under this Agreement.

3.5.3.	The provisions of Section 3.5 shall apply, mutatis mutandis, to any other payments made by Buyer to Seller, and vice-versa, for adjustment of the Purchase Price.

3.6.	Escrow Account. Seller agrees that a portion of the Purchase Price, equal to the Retained Amount, shall be deposited in the Escrow Account pursuant to the terms of this Agreement.

3.6.1.

The balance of the Escrow Account, less the amount calculated pursuant to Section 3.6.5, will be fully released to the Seller on the “Release Date”. Any remaining balance in the Escrow Account after the Release Date will secure payment of Pending Claims, pursuant to the terms and conditions set forth in this Agreement.

3.6.2.

In addition to the obligations of the Buyer set forth in Section 12, Buyer shall deliver an annual consolidated report to the Seller, within ten (10) Business Days after each anniversary date of the Closing Date, until such time as the limit to Seller’s liability set forth in Section 11.4 is reached, or until such time as all Pending Claims are resolved (pursuant to Section 3.6.8), whichever occurs first, detailing: (i) the indemnifiable Losses effectively incurred by the Buyer’s Indemnified Parties up to that date; and (ii) the Pending Claims existing on that date, indicating (a) the plaintiff; (b) the defendants; (c) number of the proceeding (including original docket number, if applicable); (d) jurisdiction, governmental authority, arbitration court or mediator institution; (e) nature; (f) object; (g) disputed amount or the original requested amount; (h) updated amount and the description of any collateral, judicial deposits and accounting provisions; (i) updated status, including all decisions granted and appeals filed; and (j) probability of loss (remote, possible or probable) and the estimated Loss amount by the attorney in charge of each Pending Claim (“Annual Report”). For the purposes of complying with this Section, Seller shall have the attorneys appointed by it deliver to Buyer, in a timely manner for the preparation of the Annual Report, the relevant information on Third-Party Claims under Seller’s Management.

3.6.3.

The Annual Report immediately following the fifth (5th) anniversary of the Closing Date shall be used to determine the final value of Pending Claims for the purposes of calculating the balance of the Retained Amount to be released from the Escrow Account on the Release Date under this Agreement (“Cutoff Report”). In the event that Buyer fails to timely deliver the Cutoff Report, the last timely delivered Annual Report shall be deemed to be the Cutoff Report for purposes of calculating the balance to be held in the Escrow Account after the Release Date.

3.6.4.

Except for Third-Party Claims which Management is conducted by Seller, indemnifiable Losses arising from new Pending Claims that have not been disclosed in the two (2) Annual Reports immediately subsequent to the date Buyer’s Indemnified Parties received the summons to such new Pending Claim will be disregarded for the purposes of determining the amount to be held in the Escrow Account after the Release Date, provided that such reports are delivered in a timely manner. Upon receipt of any Annual Report, the Seller will have up to thirty (30) days to accept or challenge the amounts that make up the overall amount of Losses in the Basket, provided that the review mechanism set forth in Section 3.6.5 shall apply mutatis mutandis.

3.6.5.

After receipt of the Cutoff Report, Seller will have thirty (30) days to either accept or challenge the final estimated amounts of all Pending Claims indicated in the Cutoff Report, upon delivery of notice to Buyer. If Seller accepts the final estimated amount of all Pending Claims indicated by Buyer in the Cutoff Report, such amount will be retained in the Escrow Account pursuant to Section 3.6.7 . If the Seller challenges any amount indicated by the Buyer in the Cutoff Report, and if Buyer and Seller do not reach an agreement within five (5) days after receipt of such notice sent by Seller, the calculation of the amount of estimated Pending Claims shall be submitted to a Reviewer, which shall be engaged by the Company in up to 10 (ten) days after the end of the amicable negotiations, provided that any non-controversial amount shall be released to the Seller, within the period indicated at the end of this Section. The controversial will be retained in the Escrow Account until the final decision by the Reviewer pursuant to this Section. The Reviewer will be instructed to provide an opinion on the estimated amount of the Pending Claims on or prior to thirty (30) days as from the date of its engagement. The Company and Buyer will provide all the documentation and information that are requested by the Reviewer. Absent any manifest error, the decision of the Reviewer shall be definitive and binding upon the Parties, exclusively for purposes of this Section, and the amount attributed by the Reviewer to the Pending Claims shall be retained in the Escrow Account in accordance with Section 3.6.7 . The amounts in the Escrow Account shall be released within three (3) Business Days after the determination of uncontroversial amounts or the decision of the Reviewer under this Section (“Release Date”).

3.6.6.

The procedures set forth in Section 4.2.1 and Section 4.2.2, respectively, with respect to the selection of the Reviewer and the determination of the party responsible for reimbursement of the Company for the costs incurred in the engagement of the Reviewer shall apply mutatis mutandis for the purposes of Section 3.6.5.

3.6.7.

After the Release Date, no other Loss of any Direct Claim or Third Party Claim, other than those arising from Pending Claims indicated in the Cutoff Report and considered for the purposes of calculating the final balance to be held in the Escrow Account on the Release Date, shall be retained from the final balance of the Escrow Account, or in any other way affect the release of any amount from the Escrow Account as provided in Section 3.6.8.

3.6.8.

In the event that, after the Release Date, there are amounts deposited in the Escrow Account in relation to one or more Pending Claims indicated in the Cutoff Report considered for the purposes of calculating the final balance to be released from the Escrow Account on the Release Date, such amounts will be held until (i) the final and definitive favorable award of such Third Party Claims; or (ii) the resolution of a Direct Claim, whether amicable or through arbitration, pursuant to Section 18.2, provided that the amounts in the Escrow Account will be released up to the third (3rd) Business Day after any of the events listed above, as applicable, related to the respective Pending Claim.

3.6.9.

The provisions in this Clause 3.6 do not prevent the Parties from submitting to arbitration, pursuant Clause 18, any disputes related to a Direct Claim, Third-Party Claim or the payment of Losses arising therefrom, even if the mechanisms indicated herein have been exhausted.

4.	ADJUSTMENT OF THE PURCHASE PRICE

4.1.

Adjustment of the Purchase Price. The Purchase Price shall be adjusted upwards or downwards, Brazilian Real by Brazilian Real, in accordance with the Net Debt Adjustment and the Working Capital Adjustment, to be calculated according to the provisions set forth below:

4.1.1.	The Purchase Price shall be adjusted by taking into account the positive or negative difference resulting from the application of the following formula (“Purchase Price Adjustment”):

Purchase Price Adjustment =
[Net Debt Adjustment + Working Capital Adjustment].

Where:

“Net Debt Adjustment” means the positive or negative difference resulting from the application of the following formula:

[Target Net Debt - Net Debt at Closing].

And

“Working Capital Adjustment” means the positive or negative difference resulting from the application of the following formula:

[Working Capital at Closing - Target Working Capital].

If the result of the application of such formula is (i) a positive number, it shall mean that such amount shall be paid to Seller, and (ii) a negative number, it shall mean that such amount shall be paid to Buyer. For reference, Schedule 4.1 contains a numeric example of the calculation of the Purchase Price Adjustment.

4.1.2.

As soon as reasonably practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and cause the Companies to (and the Companies shall do so) prepare and deliver to Seller the Closing Balance Sheet, indicating the value of each item comprising the Net Debt at Closing and the Working Capital at Closing, in addition to a detailed statement of the calculation of the Net Debt Adjustment and the Working Capital Adjustment, based on the methodology provided for in Schedule 4.1. All calculations and documents provided for in this Section 4.1 shall be prepared in accordance with past practices of the Companies and pursuant to the same criteria, form and methodology used in the example of Schedule 4.1, without taking into effect any changes after the date hereof in accounting laws, standards or principles or their application or interpretation. Buyer shall cause the Companies (and the Companies shall do so) to cooperate with Seller in reviewing the Closing Balance Sheets, the Net Debt at Closing, the Net Debt Adjustment, the Working Capital at Closing, the Working Capital Adjustment, and the Purchase Price Adjustment, by answering questions posed by Seller and providing all information and documents that may be requested, without undue delay, on any matter relating to or impacting (directly or indirectly) the calculation of the Purchase Price Adjustment.

4.2.

Review. In the event that Seller disagrees with the Closing Balance Sheet, the Net Debt at Closing. the Net Debt Adjustment, the Working Capital at Closing, the Working Capital Adjustment, and the Purchase Price Adjustment calculations, Seller may, in up to thirty (30) days after receiving such calculations (“Review Period”), provide Buyer with a notice stating the nature of such disagreement and a revised version, to the extent possible, of the Closing Balance Sheets, the Net Debt at Closing, the Net Debt Adjustment, the Working Capital at Closing, the Working Capital Adjustment, and the Purchase Price Adjustment, as applicable (“Dispute Notice”). If the Dispute Notice is not sent by Seller to Buyer by the last day of the Review Period, the Net Debt at Closing, the Working Capital at Closing, the Working Capital Adjustment, and the Purchase Price Adjustment originally provided by Buyer and the Companies pursuant to Section 4.1.2 shall be final and binding on the Parties. However, the term of the Review Period shall be automatically extended for each day that the Buyer and/or the Companies take to respond and/or provide such information and documents requested by Seller in accordance with Section 4.1.2.

4.2.1.

In the event that Seller provides Buyer with a Dispute Notice pursuant to Section 4.2, and Buyer disagrees, in whole or in part, with the Dispute Notice, Buyer and Seller shall endeavor their best efforts to reach an agreement on the Purchase Price Adjustment as soon as reasonably practicable, but in any event in up to ten (10) Business Days after Buyer’s receipt of the Dispute Notice. In the event an agreement regarding such disputed items is reached within such period, such agreement shall be formalized in a written instrument executed by Seller and Buyer, provided that from then on the Closing Balance Sheets, the Net Debt at Closing, the Net Debt Adjustment, the Working Capital at Closing, the Working Capital Adjustment, and the Purchase Price Adjustment, after incorporating and/or reflecting the adjustments resulting from such agreement between the Parties, shall be considered final, binding upon, and enforceable against, the Parties for all purposes of this Agreement. In the event that Seller and Buyer are unable to determine, by mutual agreement, the Purchase Price Adjustment within such period of ten (10) Business Days, then, in order to resolve any pending disputed matters in the Dispute Notice, Buyer shall appoint an independent auditors firm among PriceWaterhouseCoopers, Ernst & Young, Deloitte, and KPMG, or, if none of these auditing firms is willing to settle such pending issues, then Seller shall draw up a list, in five (5) Business Days after the end of the period of amicable negotiations, of three independent auditors firms registered with the CVM, and Buyer shall select one firm included in such list, in up to five (5) Business Days from the date of receipt of the list, to carry out the review of the outstanding issues (“Reviewer”). In the event that Seller fails to provide such list, or if Buyer fails to elect an independent auditor’s firm from such list as provided herein, then Buyer or Seller, as the case may be, may appoint any audit firm registered with CVM as a Reviewer.

4.2.2.

Seller and Buyer hereby undertake to cooperate and provide the Reviewer with all documentation that is within their control as the Reviewer, at its sole discretion, deems necessary. The Reviewer shall, when assuming the roles to be performed hereunder, act as an expert, not as an arbitrator. The Reviewer shall, as soon as practicable, but in any event within thirty (30) calendar days after the date of acceptance of its engagement, simultaneously submit a report to Seller and Buyer (“Post-Closing Report”) whereby the Reviewer shall demonstrate its calculations regarding which adjustments, if any, should be made in the calculation of the Purchase Price Adjustment, exclusively regarding matters expressly challenged pursuant to the Dispute Notice and still disputed by the Parties; provided, however, that the amount of the Purchase Price Adjustment calculated by the Reviewer may not be greater than the highest amount of the Purchase Price Adjustment between those calculated by the Parties, nor lower than the lowest amount of the Purchase Price Adjustment between those calculated by the Parties. Any fees and expenses of the Reviewer shall be paid by the Party that suggested the Purchase Price Adjustment which is numerically farther from the adjustment determined by the Reviewer. The Post-Closing Report shall be final and binding upon the Parties, and shall be subject to no further appeal before any Government Authority, except for any manifest material error.

4.2.3.

The Parties hereby acknowledge and agree that any amount of the Purchase Price Adjustment not disputed or not challenged shall be considered a noncontroversial amount and shall be paid to Seller or Buyer, as applicable, subject to the provisions of Section 4.3, irrespective of the final resolution of any disagreement or dispute regarding other items of the Purchase Price Adjustment that has been validly submitted under this Agreement, provided that the amount in dispute may not give rise to any changes in the noncontroversial amount.

4.3.

The payment of the Purchase Price Adjustment shall be made in national currency, in up to five (5) Business Days after its determination, in accordance with the provisions of Section 3.2(I), if payable by Buyer to Seller, or by remittance of funds to the Buyer’s bank account, which must be indicated by the Buyer up to the Closing Date, if payable by Seller to Buyer.

5.	CONDITIONS PRECEDENT

5.1.

Condition Precedent for the Benefit of Both Parties. The obligations to perform the acts provided for in Section 7 are subject to verification of the following conditions precedent, pursuant to Articles 125 and 126 of the Civil Code (jointly with the Condition Precedent – Buyer and the Condition Precedent – Seller, the “Conditions Precedent”), which shall, once verified (or waived, as applicable), result in the obligation of the Parties to complete the Transaction and carry out Closing:

5.1.1.

CADE Approval. Notwithstanding Buyer’s waiver right provided for in Section 13.2, obtaining CADE’s approval for consummation of the Transaction without restrictions or conditions, provided that such approval shall be valid and effective after (i) the period of fifteen (15) days from publication thereof in the Official Gazette, without valid appeal by third parties or request by the Administrative Court for Economic Defense to review the transaction; or (ii) after publication of the review by such tribunal in the Federal Official Gazette, subject to the procedure set forth in Section 13 (“CADE Approval”); and

5.1.2.	Prior Approval – Manufacturers. The Parties shall have obtained the approval of the car manufacturers listed in Schedule 5.1.2 (“Manufacturers”) for the consummation of the Transaction;

5.1.3.	No Restriction by Applicable Law. No Applicable Law prohibiting the consummation of the Transaction shall be in force; and

5.1.4.

No Judicial Order or Judgment. No judicial order or ruling of a Governmental Authority of competent jurisdiction rendering the Transaction illegal or prohibiting or restricting the transaction in any material aspect, or in any other way prevents the consummation of the Transaction.

5.2.

Conditions Precedents for the Benefit of the Buyer. The obligations of the Buyer to perform the acts provided for in Section 7 are subject to verification (or waiver by the Buyer) of the following conditions precedent, pursuant to Articles 125 and 126 of the Civil Code (“Conditions Precedent—Buyer”):

5.2.1.	Fundamental Representations. The Fundamental Representations of the Seller shall be true and correct on the Closing Date;

5.2.2.

Capitalization of Loans and Adjustment of Books. In accordance with Section 5.4.1, the conversion into equity of the entire balance of loans granted by the Seller to UAB Motors, in the total amount of one hundred and ninety million, four hundred and eighty-eight thousand and five hundred Brazilian Reais (BRL 190,488,500,00) and the registration update of such capital increase of UAB Motors before the Central Bank, the Federal Revenue Office and JUCESP; and

5.2.3.	MAE. No Material Adverse Effect in any of the Companies shall have occurred that continues in effect or remains unresolved.

5.3.

Condition Precedent for the Benefit of the Seller. The obligations of the Seller to perform the acts provided for in Section 7 are subject to verification (or waiver by the Seller) of the following conditions precedent, pursuant to Articles 125 and 126 of the Civil Code (“Conditions Precedent—Seller”):

5.3.1.	Representations of the Buyer. The representations of the Buyer set forth in Section 9 shall be true and correct in all material respects on the Closing Date.

5.4.

Waiver. The Conditions Precedent set forth in Section 5.1 are for the benefit of both Parties and, as such, may only be waived jointly by both Parties. The Conditions Precedent of the Buyer set forth in Section 5.2 are for the exclusive benefit of the Buyer and, as such, may only be waived by the Buyer as its sole discretion. The Conditions Precedent of the Seller set forth in Section 5.3 are for the exclusive benefit of the Seller and, as such, may only be waived by the Seller in its sole discretion. A waiver by a Party, as applicable, of any of the Conditions Precedent, shall be effective only if made expressly and in writing, and shall not constitute or be construed as a waiver by the Party of an indemnity claim for a Loss that may arise from the failure to comply with any Conditions Precedent by the infringing Party.

5.4.1.

The Condition Precedent set forth in Section 5.2.2 may only be waived by the Buyer at its sole discretion in up to five (5) Business Days of the date of fulfillment (or waiver, as applicable) of all other Conditions Precedent, and provided that Buyer ensures that the economic effects of the receipt of the Purchase Price by the Seller are identical to those that would have occurred if the Condition Precedent of Section 5.2.2 had been implemented, and the Buyer shall bear all costs, Taxes (gross-up) or expenses that may be applicable by reason of such waiver. Any balance of the loan between the Seller and UAB (i) shall not impact the Purchase Price Adjustment in any way; and (ii) shall not be required to be paid by the Seller, and on the Closing Date, any necessary action shall be taken as defined by the Buyer, provided that no Lien or costs are generated the Seller.

5.5.

Mutual Cooperation and Sole Conditions. The Parties shall use their best efforts and cooperate with each other in order to implement the Conditions Precedent as soon as possible after the date of this Agreement, including executing all documents, performing all acts and taking all necessary or reasonably requested measures by a Party in order to timely comply with the Conditions Precedent. Neither Party may rely on its own failure to comply or implement any of the Conditions Precedents to prevent the Closing in the event that the other Party waives such Condition Precedent. Except for the Conditions Precedent, Closing shall not be subject to any other conditions.

5.6.

Break Up Fee CPs. If any of the Parties, by willful actions or omissions, prevents the fulfilment of Conditions Precedents, such Party shall not be entitled to terminate this Agreement and shall pay to the other Party a compensatory fine in the amount of fifty million Brazilian Reais (BRL 50,000,000.00), if, after being prompted to take any measures required under this Agreement, it fails to perform such actions within ten (10) Business Days.

5.6.1.	For the purposes of Section 5.6, it is hereby agreed that:

I.

the sole obligation of the Parties with respect to the Conditions Precedent are (i) with respect to the Condition Precedent set forth in Section 5.1.1 (CADE), the filing of the Transaction with CADE and the delivery of documents that are mandatory or are requested by CADE in accordance with Applicable Law; (ii) with respect to the Condition Precedent set forth in Section 5.1.2 (Prior-Approval -Manufacturers), the notification to the Manufacturers of the execution of this Agreement and the delivery of documents reasonably requested by the Manufacturers; and (iii) with respect to the Condition Precedent set forth in Section 5.2.2 (Capitalization of Loans), and the execution of the corporate act for the capitalization of the loans, communication to the competent Governmental Authorities about such capitalization, and delivery of the requested documents requested by such authorities, and employment of best efforts to complete the necessary measures to update the registration of such increase; and

II.

the obligation of the Parties with respect to CADE, the Manufacturers, and any Governmental Authorities are obligation of means and not obligations of result, and therefore the Parties do not assume any obligation to obtain approval of the Transaction from CADE or the Manufacturers and/or by any competent Governmental Authority.

6.	TRANSITION PERIOD.

6.1.

Obligations of Seller. During the Transition Period, for purposes of preserving the current condition of the Companies, Seller shall cause the Companies to observe the following obligations, except as otherwise authorized in writing by Buyer:

6.1.1.

Regular Conduct of Business. Conduct the Companies and their respective activities in the normal course of business as it was conducted until then, without entering into any transaction or incurring any expenses (including advertising expenses and distribution of dividends) that are unusual, extraordinary and/or involving unusual or extraordinary amounts, and pay all Taxes and social security and labor obligations whenever they are due, and also comply with all other statutory obligations of the Companies, except for those challenged in good faith.

6.1.2.

Accounting Practices. Except as required by Applicable Laws or the Brazilian Generally Accepted Accounting Principles, not change, implement or revoke any of the current accounting practices, or submit any amendment to tax returns, settle any tax obligation, enter into, amend or breach any agreement with any Government Authority in relation to Taxes.

6.1.3.

Fulfillment of Obligations. Not perform any act (or fail to perform any act) which results, directly or indirectly, in non-compliance with any Condition Precedent or breach of any obligation or representations and warranties in this Agreement.

6.1.4.	Corporate Documents. Not amend the bylaws of the Companies, except if required by Applicable Law or necessary for the performance of an action expressly provided in this Agreement.

6.1.5.

Capitalization. Not to issue or sell shares of the Companies, or rights or options related to such shares, or in any way increase, reduce or change the composition of the corporate capital of the Companies, except for the conversion into equity of the intercompany loan granted by the Seller to UAB Motors in the approximate amount of one hundred and ninety million, four hundred and eighty-eight thousand and five hundred Brazilian Reais (BRL 190,488,500.00).

6.1.6.

Corporate Reorganization. Except as provided in Schedule 6.1.6, not enter into, or promise or engage in, any corporate restructuring, including a spin-off, merger, incorporation, transformation, joint venture or similar transaction, or make any equity investment or commit to any equity investment, or any other form of corporate reorganization involving the Companies.

6.1.7.	Distribution to Members. Not declare or pay dividends, interest over capital, or make any other payment to members, or redeem, amortize, or purchase shares or any securities issued by the Companies.

6.1.8.

Guarantees. Not assume, guarantee, or endorse any obligation of any other Person other than the Companies, and not grant any guarantee, real or fiduciary, to secure any obligation of Seller or the Companies, except in the ordinary course of business, and in favor of the Companies.

6.1.9.	Non-Disposal of Assets. Not dispose any of its assets, properties, or rights, except pursuant to this Agreement or in the ordinary course of business.

6.1.10.	Liens. Not create any Liens over the Shares, assets, properties, and rights of the Companies, except in the ordinary course of business.

6.1.11.

Related Party Agreements. Except for the transactions between the Companies carried out in the ordinary course of business, not enter into, rescind, terminate, or change, directly or indirectly, any agreement, instrument, or verbal or written contract, formalized or not, between the Companies and Related Parties, regardless of value.

6.1.12.

Human Resources. Not (i) dismiss (except for cause) Senior Managers of the Companies, notwithstanding the managers who resign on the Closing Date pursuant to Section 7.3.8; (ii) grant any increase, or announce any increase, in salaries, remuneration, bonuses, incentives, payments, implementation of stock option or any other form of benefit or consideration payable by the Companies to any of its employees, except those required by Applicable Law, contracts, agreements or collective bargaining agreements; and (iii) enter into collective bargaining or any other agreement concerning the compensation of employees of the Companies, in each case, except in the ordinary course of business or if required by Applicable Law.

6.1.13.

CAPEX. Not make any investment or capital expenditure, except in the ordinary course of business, and in no event in an amount exceeding one million Brazilian Reais (BRL 1,000,000.00), considering the aggregate amount of capital investment in the period between the present date and the Closing Date.

6.1.14.	Judicial Proceedings. Not initiate any Third-Party Claim involving the Companies in an amount greater than one million Brazilian Reais (BRL 1,000,000.00).

6.1.15.	Insolvency. Not apply for judicial or out-of-court reorganization or filing for voluntary bankruptcy or self-bankruptcy or, in the case of involuntary bankruptcy, the granting of consent.

6.1.16.	Capitalization Fund. Not withdraw resources from the Manufacturers capitalization fund.

6.2.

Consent Request. For the purposes of Section 6.1, the Buyer shall, within five (5) Business Days as from the receipt of the request sent by the Seller, inform whether it agrees with the performance of the act in question, provided that (i) consent may not be unreasonably withheld; and (ii) the absence of Buyer’s response within the above period will be considered consent.

7.	CLOSING OF THE TRANSACTION

7.1.

Closing. The closing of the Transaction pursuant to the terms and conditions set out in this Agreement (“Closing”) shall take place on the last Business Day of the month in which all Conditions Precedent are satisfied (or waived, as applicable), provided that the Closing notice is delivered at least two (2) Business Day prior to the last Business Day of the relevant month, otherwise the Closing shall take place on the last Business Day of the subsequent month (“Closing Date”).

7.2.

Closing Notice. When the Conditions Precedent are satisfied, Buyer and Seller may provide the other Party with notice thereof, and then the Parties shall proceed with Closing, subject to the terms of this Agreement. Once all Conditions Precedent are satisfied, the Parties undertake to perform all acts, execute all documents and take all other measures necessary or useful to implement Closing.

7.3.	Closing Acts. At Closing, the Parties shall perform, and ensure that the following acts be performed:

7.3.1.

Confirmation of Seller’s Representations and Compliance with Covenants. Written confirmation by Seller that on the Closing Date (i) the Fundamental Representations are true, complete and correct; and (ii) the Seller is in compliance in all material respects with all of its obligations provided herein required to be complied with on or prior to the Closing Date.

7.3.2.

Confirmation of Buyer’s Representations and Compliance with Covenants. Written confirmation by Buyer that on the Closing Date (i) the representations of the Buyer set forth in Section 9 are true, complete and correct in all material respects; and (ii) the Buyer is in compliance in all material respects with all of its obligations provided herein required to be complied with on or prior to the Closing Date.

7.3.3.

Amendment to the Articles of Association of UAB Motors. Execution (in hard copy or electronically) by Buyer and Seller of three (3) copies of the amendment to the Articles of Association of UAB Motors, substantially in the form of Schedule 7.3.3, to approve (i) the assignment and transfer of the Shares by Seller to Buyer; (ii) the resignation of the managers of UAB Motors listed in Schedule 7.3.3, with full release and mutual discharge to UAB Motors, pursuant to the sole paragraph of Article 320 of the Civil Code; and (iii) election of new managers of UAB Motors appointed by Buyer.

7.3.4.

Amendment to the Articles of Association of the other Companies. Execution (in hard copy or electronically) by UAB Motors of three (3) copies of the amendment to the Articles of Association of each of the Companies, substantially pursuant to the form of Schedule 7.3.4, in order to approve (i) the resignation of all of the statutory managers of each of the Companies, with full release and mutual discharge to each of the Companies, pursuant to the sole paragraph of Article 320 of the Civil Code; and (ii) election of new managers for each of the Companies appointed by Buyer.

7.3.5.	Payment of the Purchase Price. Payment of the Purchase Price by Buyer in accordance with Section 3.2(I).

7.3.6.	Transfer of the Retained Amount to the Escrow Account. Transfer by Buyer of the Retained Amount to the Escrow Account in accordance with Section 3.2(III).

7.3.7.	Payment of IOF. Payment of IOF over the Purchase Price paid by Buyer on the Closing Date.

7.3.8.

Instruments of Resignation and Discharge of the Officers. Seller shall provide Buyer with an executed copy of the instruments of resignation and mutual discharge of the resigning managers of each of the Companies, substantially in the form set out in Schedule 7.3.8.

7.3.9.

Closing Certificate. Execution by each Party of a Closing Certificate substantially in the form of Schedule 7.3.9, confirming the implementation or waiver, when applicable, of the Conditions Precedent, pursuant to this Agreement.

7.3.10.

Power of Attorney. In order to enable the Buyer to manage the Companies as from the Closing Date until the amendment to the Articles of Association of the Companies are registered with the relevant Boards of Trade, the Companies shall grant to persons appointed by the Buyer powers of attorney for an initial term of ninety (90) days. If such registration is not completed within such ninety (90) period, and provided the Buyer is diligently and timely pursuing such registration, such powers of attorney shall be renewed until such registration is obtained.

7.4.

Documents and Other Provisions Relating to Closing. The Parties hereby undertake to execute all documents, perform all acts and take all actions that may be necessary or required in order to implement the transaction set forth in this Agreement. The Parties shall use their best efforts to implement such actions as soon as possible.

7.4.1.

Buyer and the Companies shall be responsible for filing the amendments to the respective Articles of Association with the relevant Boards of Trade, as applicable, and shall request such filing in up to five (5) Business Days from the Closing Date, and the Parties shall mutually cooperate during the filing process in order to provide all the necessary information and/or documents that may be required by such Boards of Trade for completion of the filing of such corporate acts.

7.4.2.

Due to the sanitary measures against the pandemic, the Parties hereby agree to carry out a virtual Closing, without the need for an in-person meeting in order to exchange physical documents and, to the extent it is so permitted, all documents of the Transaction shall be executed digitally pursuant to Section 17.11

7.5.

Simultaneous Acts at Closing. All acts and obligations set forth in this Section 7 to be performed on the Closing Date shall be deemed to have been delivered, performed or executed simultaneously for all legal purposes. No act or obligation shall be considered actually performed or fulfilled until all other acts or obligations provided for in this Section 7 to be carried out at Closing have been performed or fulfilled.

7.6.

Break-up Fee for Failure to Proceed with Closing. Upon satisfaction (or waiver) of the Conditions Precedent, if a Party fails to proceed with Closing and to perform the acts provided in Section 7.3, and, after being requested to perform the actions required under the terms of this Agreement, fails to perform such actions within ten (10) Business Days, such Party shall be liable for a compensatory fine in the amount of fifty million Brazilian Reais (BRL 50,000,000.00) to be paid to the other party. (“Non-Closing Break-up Fee”).

8.	REPRESENTATIONS BY SELLER

8.1.	Representations. Seller hereby represents to Buyer that all of the following representations are true on the date of this Agreement:

8.1.1.

Capacity, Organization and Good Standing. The Seller is a limited liability company duly organized under the laws of Delaware, United States of America. The Companies are limited liability companies duly organized in accordance with Applicable Law.

8.1.2.

Power and Authority. Seller has full power and capacity to (i) enter into this Agreement; (ii) comply with all obligations assumed herein; and (iii) conclude the transactions contemplated in this Agreement. Except for CADE Approval, the execution and delivery by Seller of this Agreement, and the fulfillment of its obligations under this Agreement, have been duly approved and authorized by all necessary acts, including corporate approvals, when applicable.

8.1.3.	Binding Effect, Enforceability. This Agreement is a legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

8.1.4.

No Violation and Conflict. Except for CADE Approval and for the consents referred to in Section 5.1.2, the execution and delivery by the Seller of this Agreement, compliance by Seller of the obligations undertaken herein, and the implementation of the transactions set forth in this Agreement do not:

I.

violate, conflict with, result in violation or default, give rise to any right of termination or early expiration of any agreement of the Companies relevant for the purposes indicated in Section 8.1.21, or result in the creation of any Liens on the Shares or rights relating thereto;

II.	requires any consent, approval or authorization from, or notice to, any Government Authority;

III.	breach or conflict with any Applicable Law; or

IV.	result in violation of Seller’s and/or the Companies’ corporate documents.

8.1.5.	Articles of Association and Corporate Documents. The Companies’ Articles of Association and incorporation documents are duly registered with the relevant Boards of Trade.

8.1.6.	Corporate Capital of the Companies. On the date hereof, the corporate capital of the Companies is distributed as provided for in Schedule A, free and clear of any Liens.

8.1.7.

Title to Shares. Seller, on the date hereof, is (i) the legitimate owner and holder of the Shares, free and clear of any Liens, representing the entire corporate capital of UAB Motors, except for one (1) share of the capital capital of UAB Motors held by United Auto; and (ii) indirectly and through UAB Motors, is the holder and legitimate owner of all the shares, free and clear of any Liens, representing all the corporate capital of the other Companies.

8.1.8.

Right to the Shares. No Person (i) has the right, under contract or otherwise, to require Seller or the Companies to issue or sell shares or any other securities representing the corporate capital of the Companies, or any other securities convertible into such securities or with political or economic rights relating to the Companies; or (ii) has any preemptive right, right of first offer, right of resale, right of subscription or acquisition, tag-along right or other similar rights to subscribe, purchase or sell any shares or any other securities representing the corporate capital of the Companies.

8.1.9.

No Claim on Equity Interests. There are no Third-Party Claims pending against Seller or the Companies that could affect Sellers rights over the Companies, or that could prevent or restrict Seller’s ability to dispose of the Shares and consummate the Transaction.

8.1.10.	Voting Agreements. There is no shareholders’ agreement, voting agreement or similar documents that binds the Seller, the Companies or the Shares.

8.1.11.	Other Equity Interests and Branches. Except as provided for in Schedule A, the Companies do not hold, directly or indirectly, shares or any other equity interests or investments in any other Person.

8.1.12.

Insolvency. Seller and the Companies are not, in fact or pursuant to the law, in a condition of pre-bankruptcy or insolvency. No Government Order declaring, or notice of any Person requesting (i) the bankruptcy of Seller or the Companies; or (ii) appointment of a bankruptcy trustee or administrator for any portion of the assets and property of the Seller or the Companies, has been received by the Seller or, to the knowledge of the Seller, the Companies. Seller and the Companies have not made or proposed any agreement or settlement with their creditors or any class of creditors, including in-court or out-of-court reorganization. The Seller and the Companies have sufficient assets and property to pay their debts and obligations as they become due and payable.

8.1.13.

Financial Statements and Books and Records of the Companies. The Financial Statements of the Companies, as set forth in Schedule 8.1.13, are true and have been prepared in accordance with the Applicable Law and the Brazilian Generally Accepted Accounting Principles, consistent with past practices, and may be reconciled with the books and records of the Companies, and present, accurately and completely in all material respects, the financial and equity position of the Companies within the respective periods. Since the date of the Financial Statements, the Companies have been conducting their activities in the normal course, consistent with past practices.

8.1.14.	Bank Accounts. Schedule 8.1.14 lists all bank accounts of the Companies.

8.1.15.

Litigation. Schedule 8.1.15 lists all Third-Party Claims known to Seller. Except as provided in Schedule 8.1.15, (i) there is no material Third-Party Claim against the Companies, their assets and property; (ii) there is no Third-Party Claims pursuant to which the Companies are required to disburse any material amounts; and (iii) there is no Third-Party Claim that prevents the Transaction from being consummated.

8.1.16.

Real Property. Except for the real property owned or leased by the Companies as described in Schedule 8.1.16, the Companies, are not, and on the Closing Date shall not, own or lease any real property. The real properties owned by the Companies are compliant in all material respects under the Applicable Law and hold all necessary Licenses for their current occupation.

8.1.17.

Licenses. Except as provided for in Schedule 8.1.17, the Companies have all permits, licenses, registrations, authorizations, grants, concessions, consents, approvals and certificates issued by the applicable Government Authorities necessary for the conduct of their activities in the normal course (“Licenses”). To Seller’s best knowledge, the Companies comply with the terms of such Licenses as required by the Applicable Law.

8.1.18.

Agreements with Manufacturers. Schedule 8.1.18 lists all agreements involving the Companies and the Manufacturers (“Manufacturers Agreements”). The Companies comply with the Manufacturers Agreements in all their material aspects and no Manufacturer has notified the Seller of the occurrence of a breach that may lead to the termination of any of the Manufacturers Agreements or change its conditions in a manner adverse to the Companies.

8.1.19.

Taxes. Schedule 8.1.15 lists all Third-Party Claims known to Seller relating to tax matters. Except as provided in Schedule 8.1.15 or in Schedule 8.1.19, the Companies have timely complied with all their material tax obligations and are in compliance, in all material respects, with all Applicable Laws of a tax nature. Except as listed in Schedule 8.1.19, the Companies do not have any installments or refinancing of Taxes currently ongoing or in force.

8.1.20.

Labor Aspects. Schedule 8.1.15 lists all Third-Party Claims known to Seller relating to labor matters. Except as provided in Schedule 8.1.15, the Companies comply, in all material aspects, with the relevant Applicable Law in respect of matters of a labor nature. Except as provided in Schedule 8.1.20, the Companies are not party to any collective bargaining agreements, or any other type of negotiation instrument for labor purposes.

8.1.21.

Operations and Contracts. There are no verbal contracts involving the Companies and (i) all agreements entered into by the Companies involving and amount greater than one million and two hundred thousand Brazilian Reais (BRL 1,200,000.00) per year have been disclosed in the Data Room and, to the knowledge of the Seller (a) each Company timely paid all amounts owed under such agreements; (b) there are no ongoing Third-Party Claims not disclosed under Schedule 8.1.15 relating to such agreements, and no party to such agreements has notified in writing its intention to terminate any such agreements; (ii) the Companies are not a party to any loan or credit agreement with third parties that is not disclosed in the Financial Statements; (iii) the Companies have not executed agreements (a) for the assignment to third parties of any rights, credits or receivables arising from its agreements; (b) involving derivatives; or (c) which object is commercial representation agency or distribution of products of any nature, with Related Parties of the Seller; (iv) the Companies are not a party to written or oral agency agreements, even if otherwise designated, acting as principals, nor liable for the payment of amounts due in connection with agency agreements, or commissions based on revenues, except for commissions paid to employees based on sales made; and (v) no agreement to which the Companies are a party requires Governmental Approval which have not been obtained, including CADE approval, or violates antitrust rules.

8.1.22.

Insurance. Schedule 8.1.22 provides a list of all insurance policies to which the Companies are a party, which, except for such insurances acquired under the insurance coverage of the Seller’s group, shall remain valid until Closing Date. All insurance premiums listed in Schedule 8.1.22 due up to the Closing Date have been or will be fully and timely paid. The Companies and its Affiliates are the sole beneficiary, as the case may be, of the insurance policies listed in Schedule 8.1.22.

8.1.23.

Intellectual Property. Schedule 8.1.23 provides for a complete list of all Intellectual Property owned or licensed by the Companies. To the Seller’s best knowledge, no act or omission that could result in a material conflict with third-party rights relating to Intellectual Property has been practiced, and there is no Third-Party Claim involving the Companies in respect of any Intellectual Property rights.

8.1.24.

Social and Environmental Laws. Schedule 8.1.15 lists all Third-Party Claims known to Seller relating to social and environmental matters. Except as provided in Schedule 8.1.15 and in Schedule 8.1.24, the Companies comply with all Applicable Laws in respect of environmental and occupational health and safety matters (including no child or slave-like labor) applicable to the Companies (“Social and Environmental Laws”).

8.1.25.

Transactions with Related Parties. Except as provided in Schedule 8.1.25, neither Seller nor any of its Related Parties have any agreements with the Companies that are in force, and there is no debt or obligation of any other nature of the Companies with Seller or its Related Parties. For the purposes of this Section, the provisions of Section 8.2 shall not apply, and Schedule 8.1.25 shall be exhaustive.

8.1.26.	Power of Attorney. The Data Room contains a copy of all powers of attorney granted by the Companies in force on the date hereof.

8.1.27.

Anticorruption Laws. The Companies comply with Anticorruption Laws, and have not committed any acts that could be regarded as a violation, or that could give rise to the liability of the Seller and/or the Companies under Anticorruption Laws.

8.1.28.

Money Laundering. The Companies’ business is conducted in accordance with Law No. 9.613, dated March 3, 1998, and the rules, regulations and policies sanctioned thereunder (“Anti-Money Laundering Laws”), and there are no pending or imminent claims relating to the Anti-Money Laundering Laws involving the Companies.

8.1.29.	No Additional Representations. Except for the representations made in this Section 8, the Seller makes no further representations or warranties to the Buyer, express or implied.

8.1.30.

Office of Foreign Assets Control (OFAC). The Seller and its Related Parties are not subject to sanctions or penalties imposed by the Office of Foreign Assets Control, nor are they included in the List of Specially Designated Nationals and Blocked Persons, which is drafted and disclosed by such agency.

8.1.31.

Commissions. Except as provided in Schedule 8.1.31 and in accordance to the provisions of Section 3.2.1 no investment bank, broker, legal advisor, employee, or consultant which have been retained or authorized to act on behalf of the Seller or any of the Companies, have or may have the right to receive from the Companies any commission, compensation, or payment in connection with the negotiation, preparation or execution of this Agreement or the consummation of the Transaction.

8.2.

Full Disclosure. For the purposes of this Agreement, all attachments referred to in this Section 8, together with all documents and information made available by Seller through the Data Room, whose copies are recorded in encrypted media to be delivered, on the Closing Date, by Seller to Buyer, shall be regarded jointly as a schedule of disclosed information (“Disclosure Schedule”), which is intended to qualify and limit the representations made by Seller and Buyer pursuant to this Agreement. Any information disclosed in any part of the Disclosure Schedule shall be deemed disclosed in all other portions of the schedules to this Agreement, whether or not it is expressly cross-referenced.

9.	REPRESENTATIONS OF BUYER

9.1.	Representations. Buyer hereby represents to Seller that all of the following representations are true on the date of this Agreement:

9.1.1.

Organization and Good Standing. Buyer is a company duly organized and validly existing in accordance with Applicable Law. Buyer is not subject to any insolvency proceedings, including in-court or out-of-court reorganization, bankruptcy or any similar proceedings that prevent the consummation of the Transaction.

9.1.2.

Power and Authority. Buyer has full capacity and power to (i) enter into this Agreement; (ii) comply with all obligations undertaken herein; and (iii) conclude the transactions contemplated in this Agreement. Except for CADE Approval, the execution and delivery by Buyer of this Agreement, and the fulfillment of the obligations under this Agreement, have been duly approved and authorized by all necessary acts, including corporate approvals, when applicable.

9.1.3.	Binding Effect, Enforceability. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms.

9.1.4.

No Violation, Consents. Except for CADE Approval and for the consents referred to in Section 5.1.2, the execution and delivery by Buyer of this Agreement, compliance by Buyer of the obligations undertaken herein, and the implementation of the transactions set forth in this Agreement do not:

I.	violate, conflict with, result in violation or default of, or give rise to any right of termination or early expiration of any material agreement to which it is a party;

II.	requires any consent, approval or authorization from, or notice to, any Government Authority;

III.	breach or conflict with any Applicable Law; and

IV.	result in noncompliance or violation of Buyer’s corporate documents.

9.1.5.

Financial Capacity. Buyer has the necessary financial capacity to meet the payment obligations provided for in this Agreement, and comply with any and all obligations undertaken by Buyer under this Agreement.

9.1.6.

Audit. Buyer has knowledge and experience in the market in which the Companies operate, and in economic and financial matters, and is fully qualified to evaluate the Companies and the risks of the Transaction. Buyer had sufficient time to examine all documents disclosed by Seller and the Companies, and has engaged legal advisors, accountants and financial advisors experienced in evaluating businesses such as those of the Companies. Buyer has made its investment decision based on its own review and examination of the documents and information provided by Seller and/or the Companies, and without relying on any representations or warranties, except for those statements expressly provided in Section 8. Buyer hereby acknowledges that Seller (i) makes no representations or warranties in respect of any projections, estimates or budgets delivered or made available to Buyer regarding revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) or business and operations of the Companies; and (ii) except for the representations made in Section 8, Seller makes no other representations or warranties to Buyer, whether express or implied.

9.1.7.

Knowledge of Losses. Except for any Losses arising out of situations, acts, facts or omissions disclosed in the Data Room, Buyer is not aware of the existence of any situation, act, fact or omission that could create a Loss indemnifiable by Seller under this Agreement.

9.1.8.

Anticorruption Laws. Buyer complies with Anticorruption Laws, and has not committed any acts that could be regarded as a violation, or that could give rise to liability of Buyer under Anticorruption Laws.

9.1.9.

Money Laundering. Buyer’s business has always been conducted in accordance with the Anti-Money Laundering Laws, and there are no pending or imminent claims relating to Anti-Money Laundering Laws involving Buyer.

9.1.10.

Office of Foreign Assets Control (OFAC). Buyer and its Related Parties are not subject to sanctions or penalties imposed by the Office of Foreign Assets Control, nor are they included in the List of Specially Designated Nationals and Blocked Persons, which is drafted and disclosed by such agency.

9.1.11.	No Additional Representations. Except for the representations made in this Section 9, Buyer makes no further representations or warranties to Seller, express or implied.

10.	OTHER OBLIGATIONS

10.1.

Replacement of Current Managers with Government Authorities. Buyer hereby undertakes to, in up to sixty (60) days after the Closing Date, perform all acts that may be necessary to replace the managers of the Companies who resign by or on the Closing Date, before all Government Authorities with which the Companies are registered and take all actions necessary or required to conclude the replacement of such managers in the shortest possible amount of time. For the purposes of this Section, Seller shall cooperate (and cause all managers referred to in this Section to cooperate) with Buyer in making available any and all documents and information, and to execute any instruments that are necessary for Buyer to be able to comply with the obligations undertaken herein. The term of this Section shall be suspended in the event that there is any corporate act of the Companies prior to the Closing Date pending registration, provided that Buyer continues with the registration of such acts.

10.1.1.

Buyer shall be liable for fully indemnifying the respective managers for any losses and damages arising from the failure to replace the managers of the Companies who resign by or on the Closing Date before all Government Authorities, and will be subject to the payment of a non-compensatory daily fine in the amount of five thousand Brazilian Reais (BRL 5,000.00) until the obligation is fulfilled, if the Buyer is not acting actively and diligently so that such replacement is carried out pursuant to Clause 10.1.

10.2.

Non-Compete. Unless previously and expressly authorized by Buyer, the Parties hereby agree that, for a period of five (5) years from the Closing Date, the Seller shall, within the Restricted Territory, refrain from, directly or indirectly (including through any of its Affiliates), engaging or investing in a Competing Business.

10.2.1.

The restriction provided for above does not prevent Seller or any of its Affiliates from acquiring business outside of Brazil that may conduct Competing Business, provided that (i) such Competing Business does not represent a significant portion of the acquired business (i.e., represent more than ten percent (10%) of its revenues on a consolidated basis); and (ii) upon closing of the foreign transaction involving a Competing Business, Seller shall grant to Buyer a right of first offer for the acquisition of the Competing Business (“First Offer”), and in the event Seller does not accept the offer presented by Buyer within thirty (30) days, Seller agrees to use its best efforts to dispose of the Competing Business in the shortest possible time, provided that for a value greater than the amount of the First Offer, and shall not practice acts aimed at the expansion of such Competing Business.

10.3.

Rebranding of André Ribeiro’s Retail Stores. The Parties hereby acknowledge and agree that after the Closing Date, the Buyer and the Companies will not have the right or license of use and/or shall be associated, by any means, with the trademarks and other rights related to the name “André Ribeiro”, including those listed in Schedule 10.3 (“André Ribeiro Trademarks”).

10.3.1.

Buyer hereby undertakes to, as soon as possible, but in any event in up to ninety (90) days after the Closing Date, cause the Companies to (and the Companies shall): (i) remove all the distinctive features related to the André Ribeiro Trademarks used in any store or vehicle, including any means of signage (digital or physical), stationery, operating equipment and/or supplies identified with the André Ribeiro Trademarks, websites, e-mails and any other promotional material (including flyers, gifts, brochures and catalogues); (ii) cease the use of the André Ribeiro Trademarks in the name of any of such retail stores; and (iii) take all other actions necessary to avoid any type of use of the André Ribeiro Trademarks or confusion by the public that the stores integrate or otherwise are related to the André Ribeiro Trademarks.

10.3.2.

The Companies shall execute, before the Closing, a termination agreement to the “Trademark and Image Licensing Agreement”, originally executed on February 26, 2013, and amended on December 16, 2020, with Oval Promoções e Comércio Ltda. and Mr. André Ribeiro da Cunha Pereira, substantially in the form of Schedule 10.3.2.

10.3.3.

In the event of non-compliance with the obligations provided for in Section 10.3.1, Buyer shall pay to Seller a daily fine in the amount of BRL 5,000.00 (five thousand Brazilian Reais), until such obligations are fully complied with, and (ii) indemnify and hold Seller and its Related Parties harmless from any Loss resulting from non-compliance with such obligations.

10.4.

Intellectual Property outside the scope. Schedule 10.4 list certain trademarks currently owned by the Companies that are not included in the Transaction (i) which may not be used by the Companies after the Closing Date; and (ii) in relation to which the Companies shall not hold any right or license to use after the Closing Date. Schedule D contains a draft of the free assignment agreement of the trademarks listed in Schedule 10.4 to be executed before the Closing Date by the respective assigning Company and Seller, as assignee.

10.4.1.

If at any time after the Closing Date any Company holds any Intellectual Property relating to “Group One”, “GP One”, “GP1” or “ Acceleride” or its derivations that is not listed in Schedule 10.4, the Parties and the Companies shall transfer such Intellectual Property to the Seller, at its expense, or a party appointed by Seller, pursuant to the terms of Schedule D.

10.5.

Essential Elements of the Agreement and the Transaction. The Parties hereby acknowledge that each of the obligations set forth in this Agreement are essential elements of this Agreement and the Transaction, and that, in the event either Party had not agreed to comply with its respective commitments, the other Party would not have entered into this Agreement or completed the Transaction. The Parties hereby expressly agree that the obligations and restrictions set forth in this Agreement are considered reasonable within the context of transactions carried out under this Agreement.

10.6.

Attorney-in-fact. The Seller hereby irrevocably appoints PINHEIRO GUIMARÃES E MEISSNER SOCIEDADE DE ADVOGADOS, company under the CNPJ No. 28.921.582/0001-68, headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 3064, 14th floor, Jardim Paulistano, Zip Code 01451-000, e-mail pgsp@pinheiroguimaraes.com.br, attention to: Francisco J. Pinheiro Guimarães, e-mail: fjpg@pinheiroguimaraes.com.br (“Attorney-in-fact”) as its attorney-in-fact, granting powers to receive, on the Seller’s behalf, summons regarding any lawsuits or arbitration proceedings in Brazil that may be filed, in accordance with the terms of Clause 18.2.5. If the Attorney-in-fact becomes resident or domiciled abroad, or dies or becomes incapable, Seller must immediately appoint another attorney-in-fact in Brazil, with the same powers indicated herein, informing the Buyer of the new attorney-in-fact, in such a way that, while there are outstanding or pending obligations of both parties under this Agreement, Seller has an attorney-in-fact in Brazil for the purposes set forth in this Clause 10.6.

11.	INDEMNIFICATION.

11.1.

Seller’s Obligation to Indemnify. Seller hereby undertakes to indemnify and reimburse Buyer, the Companies (after Closing) and their respective managers (“Buyer Indemnified Parties”) for any Losses actually incurred by any Buyer Indemnified Party resulting from or relating to:

I.	breach of any representations made by Seller in this Agreement;

II.

any acts, omissions, facts or events occurred or performed, whether disclosed or not, occurred prior to the Closing Date (even if the effects of such event have materialized after the Closing Date), including those that may result in Losses of any nature, including those of a tax, labor, civil or social security nature;

III.

any defect or vice that may exist on the Closing Date and that affects the title or any legal attribute of the Shares that prevents the free and unrestricted use, enjoyment, and disposition of the Shares; or

IV.	failure to comply with any covenant or obligation of Seller under this Agreement, in whole or in part.

11.1.1.

Indemnification Beneficiary. Any indemnification due by Seller under this Agreement shall be paid directly to Buyer, regardless of which Buyer Indemnified Party has suffered the Loss, provided that, once such payment is made, no additional indemnification shall be due to any Buyer Indemnified Party with respect to such Loss.

11.1.2.

Exceptions. Seller shall have no obligation to indemnify any Losses arising from the following (i) if any Buyer Indemnified Party in any discussion or Third-Party Claim, that is under Seller’s Management (pursuant to Section 12.1.2) settles and compromises, confesses, admits the validity of the claim, withdraws or waives, pays, makes a spontaneous report or enters into an installment program, in each case without the express prior written consent of Seller (such as REFIS, PERT and similar programs at federal, state or municipal level); and/or (ii) if any Buyer Indemnified Party rectifies or adjusts any accounting records and/or Tax returns relating to the period prior to the Closing Date that result in any payments, including of Taxes, without Seller’s prior express written consent, except for those rectifications or adjustments required by Applicable Laws and that must be mandatorily applied retroactively to periods prior to the Closing Date. For the avoidance of doubt, provided that the above provisions are complied with, Seller’s duty to indemnify Buyer shall not be affected in the event of the occurrence or increase of indemnifiable Losses under this Agreement arising solely from Third-Party Claims as a result of (i) changes in the manner of application of accounting rules and criteria, changes in the management policy of the Companies, including labor, social security or Taxes of the Companies after the Closing Date; or (ii) any changes in Applicable Law, case law, prior decisions of Government Authorities or their interpretation, and changes in interpretation of accounting rules.

11.2.

Buyer’s Obligation to Indemnify. Buyer hereby undertakes to indemnify and reimburse Seller and its respective managers (“Seller Indemnified Parties” and jointly with the “Buyer Indemnified Parties”, hereinafter referred to as “Affected Parties”), against any Losses actually incurred by any Seller Indemnified Party resulting from or relating to:

I.	breach of any representations made by Buyer in this Agreement; or

II.

any Third-Party Claim arising from any act (by action or omission), fact or event of any nature relating to the Companies, occurring (i) at any time, provided it is not a Loss indemnifiable by Seller; (ii) after the Closing Date; or

III.	failure to comply with any covenant or obligation of Buyer under this Agreement, in whole or in part

11.3.	Survival. The Parties agree that the indemnification obligations shall survive only in relation to the Losses that are notified pursuant to Section 12 in up to five (5) years from the Closing Date.

11.3.1.

Extension. Subject to the provisions in Section 12, in the event that any Direct Claim or Third-Party Claim is notified during the period provided for in Section 11.3, the survival shall be automatically extended for the period necessary for the corresponding Direct Claim or Third-Party Claim notified in a timely manner to be finally resolved, settled or paid off.

11.4.

Maximum Indemnity Amount. Seller’s obligation to indemnify Buyer Indemnified Parties under this Agreement, shall be limited to the balance of the Escrow Account (including the related financial income), at any time, increased by: (i) the amounts due in respect of Section 11.4.1; and (ii) payments that have been made with funds from the Escrow Account and that, for any reason, are refunded pursuant to Section 12.9.

11.4.1.

A withdrawal from the Escrow Account in favor of the Seller pursuant to Section 3.6.1 does not preclude Seller’s obligation to indemnify Buyer Indemnified Parties under the terms of this Agreement, up to the amount withdrawn on the Release Date, adjusted based on the same remuneration verified in the Escrow Account for the period between the Release Date and the date of payment of the Loss, if the Losses arising from Pending Claims exceed the balance of the Escrow Account.

11.4.2.

Exception. The limit provided in Section 11.4 shall not apply to Losses incurred by any Buyer Indemnifiable Party arising solely from (i) Specific Indemnification, which shall be payable within ten (10) Business Days after any Buyer Indemnifiable Party has suffered the respective Loss; or (ii) Fraud, as determined by an arbitral award, which shall be payable within ten (10) Business Days after such decision. Thus, any Losses arising from the specific events in this Section 11.4.2 shall be indemnified directly by Seller, without using the funds of the Escrow Account.

11.5.

Buyer’s obligation to indemnify Seller Indemnified Parties under this Agreement is limited to the aggregate amount of one hundred and fifteen million Brazilian Reais (BRL 115,000,000.00), updated based on the same remuneration verified in the Escrow Account for the period between the Closing Date and the date of payment of the Loss.

11.6.

Exclusive Remedy. Except with respect to the payment of the Non-Closing Break-up Fee (of a compensatory nature), the fine provided for in Section 5.6 and in Section 14.2, and the indemnities provided for in Section 10, this Section 11 shall prevail over any other provision or interpretation with respect to the indemnification obligations between the Parties. The Parties hereby acknowledge and agree that the indemnification obligations provided in this Agreement are the sole remedy of the Parties for any losses and damages incurred by the Parties as a result of this Agreement, the Transaction and of other dealings provided herein, regardless of its nature or knowledge by the Parties, and that the limitation of the Parties’ obligation to indemnify set forth herein was critical to this Agreement and was an indispensable condition for the Parties’ decision to enter into this Agreement, and for Seller to accept the Purchase Price.

11.7.

Prohibition to Double Reimbursement. Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, may not recover any indemnifiable Loss in duplicate, or receive payments, refunds or indemnities more than once in respect of the same Loss. No Affected Party shall be entitled to be indemnified by an Indemnifying Party more than once in respect of the same Loss, even if such Loss may result from violations of multiple provisions of this Agreement.

11.8.

Reductions. The indemnity amount for any Loss shall be reduced (in any case, without double counting) by (i) any insurance amounts actually paid to the Affected Party (or any of its Related Parties) or to any of the Companies, as the case may be, for the corresponding Loss; (ii) damages, contributions or other similar payments actually made to the Affected Party (or any of its Related Parties), as the case may be, by third parties as a result of the same Loss; and (iii) in the case of Third-Party Claim, for the total amount deposited in court as collateral for such proceedings or subject to restrictions, under judicial deposits, suretyships, consignment, online levy or any other restrictions, in each case carried out (a) until the Closing Date; or (b) directly by the Indemnifying Party, at any time.

11.9.

Intermediate Costs. Costs and expenses which are necessary and will be incurred solely for the defense of indemnifiable Third-Party Claims under this Agreement, including court costs, attorney’s fees (subject to reasonableness), payments pursuant to provisional orders, bonds and escrow, shall be deemed to be an Indemnifiable Loss under this Agreement (“Intermediate Costs”).

11.10.

Mitigation. The Parties undertake to act in good faith and use their best efforts to (i) remedy or mitigate the amount of any Loss, in the occurrence of an event that gives rise to Losses under this Agreement, as applicable; and (ii) receive full compensation due under any insurance policy or agreement covering any Loss, or seek compensation in advance from any third party that may be responsible for the Loss, and undertake to take all measures and perform all acts, including legal action, to obtain such indemnities.

11.10.1.

In the event a Third-Party Claim subject to Seller’s indemnification obligation is eligible for inclusion in a debt settlement program of any nature (e.g. REFIS, PERT and similar programs at the federal, state or municipal level), even if such inclusion requires confession or spontaneous termination, Seller shall have the right to request Buyer and the Companies to include such Third-Party Claims or liabilities in such programs, so that Seller may benefit from a reduction in the amount to be paid. In the event any Buyer Indemnified Party elects not to adhere to the program, regardless of the reason, Seller’s indemnification obligations, if due, shall be limited to the amounts that would be deemed owed if the Indemnified Party had joined the program.

11.11.

Favorable Award in Administrative, Arbitration or Judicial Proceedings, including Third-Party Claims. In the event that, at any time after the Closing Date, an administrative, arbitration or judicial proceeding, or Third-Party Claim, filed before or after the Closing Date involving a dispute of acts, omissions, facts or events occurred prior to the Closing Date, is definitively decided in favor of the Companies, in a manner that the Companies or its successors receive any amount or credit, of any nature, arising out of such favorable decision, the amounts or credits relating to the period prior to the Closing Date shall be fully paid to the Seller, by any Buyer Indemnified Party, in up to thirty (30) days after receipt of such amounts or use of such credits to settle obligations that are not Losses indemnifiable by Seller under this Agreement, net of all costs and Taxes incurred for receipt of such amounts or credits. The decision regarding the filing of any claim by the Companies after the Closing Date shall be at Buyer’s sole discretion.

11.12.

Continued Practices. In the event that a Loss indemnifiable by Seller results from acts, omissions or facts relating to the Companies that have started before the Closing Date, but have continued after such date, the respective indemnity, if due, shall be undertaken (i) by Seller, only with respect to the period prior to the Closing Date; and (ii) by the respective Company in full with respect the period after the Closing Date.

11.13.

Specific Indemnification. Seller will have the exclusive right to execute, manage, conduct and control (i) the review of a potential environmental claim at a Real Property Under Review caused by activities of the Companies in such property prior to the Closing Date; and (ii) any measure to be taken in connection with the remediation of the environmental liability at the Real Property Under Review, including the engagement of advisors, the drafting and submission of all communications, notices and remedies involving any competent Governmental Authority, and the strategy to remedy the environmental liability at the Real Property Under Review. Seller will pay all the costs and expenses directly related to the remediation of any environmental claim at the Real Property Under Review, directly or by means of reimbursement to any of the Buyer Indemnified Parties, at the discretion of the Seller (“Specific Indemnification”). For such purpose, Buyer and the Companies undertake to cooperate with the Seller and its advisors, by providing free access to the Real Property Under Review, and respecting all the necessary measures in compliance with the measures related to the management of the environmental liability, as defined by Seller. Buyer and Buyer Indemnified Parties may monitor the work performed by the Seller due to the obligation undertaken pursuant to this Section 11.13 (including its subparts), notwithstanding Seller’s duty to act proactively seek remediation of all environmental liabilities existing in the Real Property Under Review in order to complete the procedure of this Section 11.13 in the shortest possible time.

11.14.

The contracting of the company Ambiento Brasil – Serviços Ambientais, frequently hired by the Companies to perform similar services, will be maintained for the performance of the confirmatory reports of all the Real Properties Under Review.

11.14.1.

The liability of the Seller in connection with the Specific Indemnification will be automatically terminated in connection to each Real Property Under Review (i) upon the issuance of a technical report by a specialized and reputable top-tier firm, verifying the absence of any additional remediation actions required in connection with an environmental claim at a Real Property Under Review for which the Companies are responsible, due to the absence of suspicion of environmental contamination, provided that the exoneration provided for herein may be refuted if Buyer finds, through work developed by a specialized and reputable top-tier firm, that the confirmatory technical report contains an error, or that absence of contamination was found due to limitations in the scope of the report (whether in relation to the nature of the investigation or the area of analysis); or (ii) if any environmental liability is identified in a Real Property Under Review caused by activities of the Companies prior to the Closing Date, requiring periodic monitoring in order to complete the environmental management process, upon issuance of an opinion or other document by CETESB—Companhia Ambiental do Estado de São Paulo, or other competent Government Authority in relation to such Real Property Under Review, approving the results of the environmental monitoring performed; or (iii) if there is the need to implement environmental remediation measures, by means of the issuance of a Termo de Reabilitação de Área para Uso Declarado, or any equivalent document, by CETESB – Companhia Ambiental do Estado de São Paulo, or any other competent Governmental Authority in connection to such Real Property Under Review.

11.14.2.

Buyer hereby acknowledges that the implementation of any remediation measures related to an environmental claim at a Real Property Under Review may interfere with the activities undertaken by Buyer at such locations, and that any losses and damages, of any kind, arising out of such interferences will not be indemnifiable by Seller.

11.14.3.

Buyer hereby acknowledges that Seller’s liability to pay any Specific Indemnification due in connection to the real estate used by United Aricanduva, at Rua Azevedo Soares, No. 1225, Tatuapé, in the City of São Paulo, State of São Paulo, will only be due if the Losses arising out of such Specific Indemnification surpass the total amount of one million Brazilian Reais (BRL 1,000,000.00), being the Seller liable solely for the amount that exceeds such threshold.

12.	INDEMNITY PROCEDURE

12.1.

Indemnity Procedure for Third-Party Claims. The Parties hereby agree that, in case any Affected Party receives a Third-Party Claim which may result in an indemnifiable Loss under this Agreement, such Party shall proceed as follows:

12.1.1.

Third-Party Claim Notice. The Affected Party shall notify the Party responsible for the obligation to indemnify in relation to the Third-Party Claim in writing (“Indemnifying Party”) by sending copies of all documents received and other information available on such Third-Party Claim, including, if available, the estimated value of the Loss arising from such Third-Party Claim, within four (4) Business Days of its receipt, with at least half of the statutory term still outstanding (“Third-Party Claim Notice”).

Failure to comply with the obligations set forth in this Section 12.1.1, including the obligation to timely notify and provide all supporting documentation regarding any Third-Party Claim that is not a Special Claim shall not release the Indemnifying Party from any indemnification obligation with respect to such Loss, unless:

I.

the Affected Party fails to file in good faith, at its own expense, a timely defense in such Third-Party Claim addressing in reasonable detail all maters raised in such Third-Party Claim, without waiving the Indemnifying Party’s right to properly defend itself;

II.	the Affected Party does not notify the Indemnifying Party of such Third-Party Claim within thirty (30) days;

III.

notwithstanding items I and II, such failure or delay in notifying the Indemnifying Party demonstrably makes it impossible for the Indemnifying Party to take actions that could prevent or reduce the relevant Losses (in which case the Indemnifying Party shall be released from the obligation to indemnify only in respect of such amounts that were not avoided or reduced); or

IV.

notwithstanding items I and II, such failure or delay in notifying the Indemnifying Party results in an increase of the relevant Loss (in which case the Indemnifying Party shall be released only in respect of obligation to indemnify for such additional amounts).

12.1.2.

Upon receipt of a Third-Party Claim Notice, other than a Special Claim, the Indemnifying Party shall, within four (4) Business Days from the date of receipt of such Third-Party Claim Notice, other than a Special Claim, provide the Affected Party with notice stating if (a) it agrees with the Third-Party Claim, it shall notify the Affected Party of its intention to fully or partially pay the amount due under the Third-Party Claim, (b) it disagrees with the Third-Party Claim, it shall provide the reasons and all documents to justify the reasons why it disagrees that such indemnity is due, or (c) it disagrees that the Third-Party Claim is a claim for which Seller is liable hereunder, it shall provide the reasons therefor, without prejudice of any further arguments or counterclaims it may choose to present at any time. In the event that the Indemnifying Party fails to state its position with respect to the Third-Party Claim, other than a Special Claim, the Management of the Third-Party Claim shall be diligently conducted by the Affected Party.

12.1.3.	The Indemnifying Party shall always have the right, by providing written notice to the Affected Party, to assume the Management of Third-Party Claim, other than a Special Claim, at any time.

12.2.	Management of Third-Party Claims. The definition of the Party responsible for the Management of the indemnifiable Third-Party Claim under this Agreement will be as follows:

(i)	the Seller shall be responsible for the Management of the Ongoing Actions;

(ii)

the Buyer shall be responsible for the Management of Third-Party Claims that have arisen after the Closing Date and that have not been initiated or proposed by a Governmental Authority, until, considering the aggregate amount of requests made in the respective initial petitions (“Request Amount”), the aggregate amount of thirty million Brazilian Reais (BRL 30,000,000.00) is reached or not exceeded, without any adjustment;

(iii)	any Third-Party Claims that have been initiated or proposed by a Governmental Authority after the Closing Date shall be under the Management of Seller up to the limit set forth in item (iv) below;

(iv)

subject to the amount set forth in item (ii) above, Seller will assume the Management of the new Third-Party Claims until their combined Request Amount add up to and not exceed, together with the combined Request Amount of the Ongoing Actions, the amount of up to one hundred and fifteen million Brazilian Reais (BRL 115,000,000.00), less the amount of the Request Amount of the Third-Party Claim actually assumed by Buyer pursuant to item (ii) above;

(v)	once the amount set forth in item (iv) above is reached, thereafter any new Third-Party Claims shall be under Buyer’s Management; and

(vi)

regardless of whether they fall within the amounts indicated in the items above, any Third-Party Claims proposed by Related Parties of the Seller (including persons who are or have been directors of the Companies in the two years prior to the Closing Date) shall be under the Management of Buyer.

12.2.1.

In the event that there are co-defendants in any Third-Party Claim involving the Companies, the Management rights provided for herein shall apply solely with respect to the Management of the Companies’ defense.

12.3.

Change of Management. If, at any time, the sum of outstanding Third-Party Claims indemnifiable by Seller under this Agreement exceeds the liability limit set forth in Section 11.4, Buyer shall be entitled to require that the Management of the Third-Party Claim over and above such limit be performed by Buyer. For the purposes of this Section 12.3, (i) Third-Party

Claims in progress shall be valued at the estimated value of Loss indicated in the immediately preceding Annual Report and (ii) the Third-Party Claim classified as having the greatest chance of being judged successful (Probable, Possible and Remote, successively) shall be assigned to Buyer’s Management proprietarily, and, within each risk classification, those with the highest value, all to the extent necessary to keep under Seller’s Management only those Third-Party Claims with risk of Loss estimated in the Annual Report that may be settled within the limit set forth in Section 11.4.

12.3.1.

In the event that, at any time, one or more Third-Party Claims under Seller’s Management exceed the limit set forth in Section 11.4, Seller shall have the right to pass the Management of such Third-Party Claims to any Buyer Indemnified Party, who shall assume the Management of such Third-Party Claim.

12.3.2.	Any Losses arising out of Third-Party Claims that are subject to the change in Management shall continue to be subject to the limit set forth in Section 11.4.

12.4.

Duty of Cooperation. Seller and Buyer, as the case may be, undertake to grant (and to cause the Companies to grant) any powers of attorney that may be necessary and reasonably required by the Party that undertakes the defense of any Third-Party Claim. The Companies, Seller and Buyer, as the case may be, shall provide all reasonably requested support for the Management of any Third-Party Claim, and provide any and all information in their possession or that may be necessary to the Management of the Third-Party Claim, including (i) direct access to employees, consultants or service providers (including accountants, lawyers and auditors) who may have any information, documents or data that may be useful during the defense of the Third-Party Claim; and (ii) authorization to such Persons to timely provide documents, information and clarifications regarding any questions or requests that may be useful during the defense of the Third-Party Claim.

12.5.

Assumptions Regarding the Defense of Third-Party Claims. In any Third-Party Claim that is under Seller’s Management (pursuant to Section 12.1.2), the Affected Party may not enter into agreements, transactions, confessions, commitments, adjustments, negotiations or waive, withdraw, substitute counsel selected by the Seller in any Third-Party Claim in progress before or after the Closing Date or submit proposals regarding any Third-Party Claim (including, if applicable, spontaneous reports and payment of taxes in installments), without the prior express written consent of Indemnifying Party (which shall always be obtained with reasonable notice and by providing detailed information on the potential amendment or settlement), under penalty of releasing the Indemnifying Party of its indemnification obligations with respect to that Loss.

12.5.1.

Periods After the Closing Date. In the event the Third-Party Claim also refers to periods after the Closing Date, the costs and expenses arising from the defense thereof shall be shared between the Parties according to the percentage of their respective responsibilities over the amount of the Loss that may be incurred. The Management of such Third-Party Claim will follow the rules of Section 12.2.

12.5.2.

Settlement Option. Buyer may elect to impose its strategy on Third-Party Claim that are under Seller’s Management, provided that Buyer expressly waives its right to indemnification under this Agreement and fully releases Seller from any liability for the payment of any Loss arising from such Third-Party Claim.

12.6.

Indemnity Procedure in case of Direct Claim. In the event of Losses incurred by an Affected Party for any reason other than a Third-Party Claim (“Direct Claim”), the Affected Party shall provide the Indemnifying Party with notice of such Loss containing, whenever possible, an estimate of the amount to be indemnified (“Direct Claim Notice”).

12.6.1.

Contents of the Direct Claim Notice. The Indemnifying Party shall within ten (10) Business Days from receipt of the Direct Claim Notice, provide the Affected Party with written notice stating whether agrees with its responsibility for the claimed indemnity, and with the amount of the indemnifiable Loss provided in the Direct Claim Notice, provided that in case of disagreement, the notice shall include a description, in reasonable details, of the reasons for such disagreement.

12.6.2.

Indemnifying Party’s Agreement. In the event that the Indemnifying Party agrees expressly and in writing with (i) its responsibility for paying the Loss; and (ii) the amount of the Loss provided in the Direct Claim Notice, the Direct Claim Notice shall be considered as a notice of Loss for the purposes of this Agreement, and the Indemnifying Party shall pay to the Affected Party the indemnity claimed within ten (10) Business Days from such date.

12.6.3.

Indemnifying Party’s Disagreement. In the event that the Indemnifying Party (i) fails to provide the written notice mentioned in Section 12.6.2 within the respective period; or (ii) repudiates obligation to indemnify for the Loss or does not agree with the amount of the indemnifiable Loss provided in the Direct Claim Notice, the Affected Party shall start a negotiation period between the Parties of at least fifteen (15) Business Days seeking an amicable settlement. In case the amicable negotiation is unsuccessful, either Party may submit the matter to arbitration as set forth in Section 18, within one hundred and eighty (180) days from the end of the amicable solution period, and a failure to do so shall be deemed a waiver of any rights to claim indemnification for such Loss.

12.7.

Payment of Indemnities. Any Loss due under this Agreement shall be paid by the Indemnifying Party to the Affected Party in the manner provided in this Agreement, provided that, such Loss has been subject to (i) in a Third-Party Claim, (a) a final ruling or final arbitration award, as the case may be, with all the necessary elements to substantiate the actual occurrence of a Loss under this Agreement, and in accordance with the procedures and conditions set out in Sections 11 and 12; or (b) an Intermediate Cost that is payable by the Indemnifying Party under this Agreement; or (ii) in a Direct Claim, (a) a Direct Claim Notice is sent, in addition to supporting documents and the Indemnified Party expressly agrees to be liable for the claimed indemnity, or (b) a final award is delivered in the arbitration proceeding pursuant to Section 18.

12.7.1.

Any indemnification due (i) except for the case provided in Section 11.4.1 and 11.4.2 and subject to item (ii) of Section 11.4, by Seller to any Buyer Indemnified Parties pursuant this Agreement will be paid solely and exclusively using the balance of the Escrow Account, pursuant to the mechanics of Section 12.8 and of the Escrow Account Agreement, and, if the limit provided in Section 11.4 is not sufficient, for any reason, Seller will not be liable, in any manner, in relation to the exceeding amount; and (ii) by Buyer to Seller Indemnified Parties under the terms of this Agreement, by international wire transfer to Seller’s bank account to be informed up to the Closing Date, through a financial institution authorized to operate in foreign exchange in Brazil, selected by Seller.

12.8.

Basket. For the purposes of simplifying the payment of indemnification due by Seller other than those of Section 11.14.2, such payments shall occur whenever the total amount of such Losses reaches de amount of one million Brazilian Reais (BRL 1,000,000.00) (“Basket”), being successively and automatically renewed, provided that the respective total amount of indemnified Losses should be fully paid and not only the amount that exceeds the Basket amount. Notwithstanding the above, if the total accumulated Losses do not reach and/or surpass the amount of the Basket at each anniversary of the Closing Date, the accumulated indemnifiable Losses, even if lower than the Basket, in which case the Annual Reports will serve as the base amount of indemnifiable Losses that shall compose the amount of the Basket.

12.8.1.

If the overall amount of the Basket is reached prior to any anniversary of the Closing Date, Buyer shall exceptionally prepare an interim report with respect to all indemnifiable Losses that were considered for the calculation of the aggregate Losses in the Basket (“Intermediate Report”). Upon the receipt of the Intermediate Report, Seller shall have thirty (30) days to sccept or challenge the amounts that make up the overall value of the Basket, applying, mutatis mutandis, the review mechanism set forth in Section 3.6.5.

12.8.2.

The Parties hereby acknowledge and agree that any amount of indemnifiable Losses under this Agreement reflected in an Annual Report or Intermediate Report that has not been challenged by Seller pursuant to this Agreement shall be deemed to be a noncontroversial amount and shall be released in favor of Buyer Indemnifiable Parties within three (3) Business Days of the expiration of the time limit that the Seller has to challenge the Annual Report or Intermediate Report.

12.9.

Restitution of Intermediate Costs. In the event that, after the payment of any Intermediate Costs pursuant to Section 12.7, there is a refund of any part of such Intermediate Costs, within ten (10) Business Days after the effective receipt of such amounts by any Buyer or Seller Indemnified Party ,such Person shall refund such amounts in full, in domestic currency, by means of available electronic transfer (“TED”) to the Escrow Account, and such amount shall thereupon become part of the Escrow Account for all purposes of this Agreement.

13.	CADE APPROVAL

13.1.

CADE Approval. The Parties hereby undertake to jointly submit the Transaction to CADE as soon as possible after the date hereof, but no later fifteen (15) days after the date of this Agreement, and use their best efforts to obtain CADE Approval as soon as possible.

13.1.1.

Buyer shall be responsible for leading the CADE Approval process and shall actively, diligently and timely coordinate (i) the request for approval and authorizations from CADE; (ii) the execution of any agreement with CADE in connection with obtaining CADE Approval; and (iii) any communications relating to obtaining CADE Approval. In any event, Buyer may not settle and compromise or negotiate on Seller’s behalf or accept, waive, reject or bind Seller in any way without Seller’s prior written consent. Seller may review and make changes to documents to be submitted to CADE.

13.1.2.

Each Party shall be responsible for providing the documents and information relating to itself that are required by CADE, provided that none of the Parties shall have direct access to, or responsibility for, the information presented by the other Party. For the purposes of this Section, Seller and the Companies form a single party.

13.1.3.	The Parties hereby undertake to fully and timely cooperate to obtain CADE Approval, providing all information and documents reasonably necessary to obtain CADE Approval.

13.2.

Non-Approval. In the event of (i) rejection or non-approval of the Transaction by CADE; or (ii) imposition of a condition or restriction that affects directly any of the Parties, where the affected Party does not accept such condition or restriction, this Agreement shall terminate, pursuant to Section 15. In the event that the imposition or restriction affects exclusively either Company, Buyer shall decide, in its sole discretion, whether to accept such condition or restriction (without any right to adjustment or correction of the Purchase Price) or terminate this Agreement pursuant to Section 15.

13.3.

Procedure. Each Party shall inform the other of any and all communications received from CADE within the context of CADE Approval, within forty-eight (48) hours of receipt thereof. The Parties further agree that (i) to the extent required or permitted by CADE, either Party may attend any meeting with CADE; (ii) mutually cooperate to inform the other Parties regarding any meetings or contacts with CADE to ensure compliance with item (i) above; and (iii) provide the other Parties with a copy of any and all documents received from, or submitted to, CADE in relation to the transactions set forth in this Agreement, omitting any competitively sensitive information of either Party. Upon obtaining CADE Approval, Buyer shall notify Seller within twenty-four (24) hours from becoming aware thereof.

13.3.1.

All costs and expenses relating to CADE Approval shall be borne by the Buyer. Other costs and expenses (including attorney’s fees) shall be borne by the respective Party that incurs such costs or expenses. Each of the Buyer and Seller will be represented separately by its own counsel in the procedures for CADE Approval.

13.3.2.

If CADE imposes any penalties as a result of any omission or inaccuracy of the information or documents made available during CADE Approval, the Party responsible for providing such information or document shall be fully liable for the payment of any such fine or penalty to CADE, pursuant to Applicable Law.

13.3.3.

The Parties shall mutually cooperate and use their best efforts to fully obtain CADE Approval, including by providing, and causing their Related Parties to provide, all information, as required by Applicable Law, in respect of the transactions contemplated by this Agreement, and shall jointly respond to any additional requests, if applicable.

13.3.4.	Buyer, Seller and the Companies hereby undertake not to consummate the Transaction and preserve competition conditions, as applicable, until CADE Approval.

13.3.5.	Buyer, Seller and the Companies hereby agree that the CADE Approval provided for in this Section is a condition precedent for Closing and consummation of the Transaction.

14.	CONFIDENTIALITY

14.1.

Confidentiality. Except (i) if necessary to enforce any rights arising from this Agreement; or (ii) if otherwise agreed by the Parties, the Parties shall from the date hereof and for a period of five (5) years from the date of this Agreement, keep confidential any and all written or oral information and documentation relating to this Agreement or the transactions contemplated by this Agreement, as well as the existence and nature of this Agreement, and the terms and conditions of negotiations involving the Transaction (“Confidential Information”). Such obligation does not apply to any information or documentation that (i) at the time of disclosure is already in public domain; or (ii) is disclosed by either Party or its respective Related Parties when such disclosure is required and to the extent necessary pursuant to Applicable Law. In any event, Parties are expressly authorized to disclose Confidential Information to their respective consultants who have been engaged for the specific purpose of advising them in the negotiation of this Agreement or transactions relating to this Agreement, informing them of such confidential nature.

14.1.1.

Until Closing, Buyer may not, under any circumstances, without Seller’s prior express written consent, contact, solicit or seek contact with any (i) customers, partners or suppliers with respect to the Transaction or any Confidential Information; or (ii) employees and workers of the Companies, with respect to any matter.

14.2.

Violations. Without prejudice of any indemnities for damages or non-compliance with the obligations provided for in Section 14.1 by either Party or their respective Related Parties, the defaulting party shall be subject to:

I.

a non-compensatory fine in the amount of one million Brazilian Reais (BRL 1,000,000.00) per breach, which amount shall be adjusted for inflation in accordance with the IGP-M index or the IPCA Index, whichever is lower, calculated from the date hereof to the date of payment of the penalty, which shall be made in up to five (5) days of notice by the non-breaching party in this respect;

II.	possible Losses; and

III.	specific performance and other appropriate measures aiming at the immediate cessation of the breach of the obligation undertaken hereunder.

15.	TERMINATION

15.1.	Termination. This Agreement may be terminated at any time prior to Closing:

I.	by mutual written consent of Buyer and Seller;

II.

by either Party, by written communication sent to the defaulting Party, if Buyer or Seller, upon receipt of notice of Closing by Seller or Buyer, as the case may be pursuant to Section 7.2, refuses to carry out, delays or in any way prevents or fails to consummate Closing within the term and in accordance with the terms set forth in Section 7;

III.

pursuant to the provisions of Section 13.2, by any affected Party, by written communication sent to the other Party, with no obligation to indemnify and no penalty, if CADE imposes a condition or restriction on the approval of the Transaction that affects one of the Parties, for any reason, and the affected Party does not accept such condition or restriction; and

IV.

by either Party, by written communication sent to the other Party, if Conditions Precedent are not satisfied or waived, as applicable, on or prior to the Conditions Precedent Long-Stop Date, except if CADE Approval is the only pending Condition Precedent on the Conditions Precedent Long-Stop Date, in which case the Conditions Precedent Long-Stop Date will be automatically renewed for a period of one hundred and eighty (180) days.

15.2.

Remaining Clauses. In the event this Agreement is terminated pursuant to Section 15.1, all remaining obligations of the Parties provided for herein shall be regarded as terminated by operation of law, except for the obligations provided for in Sections 11 (Indemnity), 12 (Indemnity Procedure), 14 (Confidentiality), 16 (Notices), 17 (Miscellaneous), and 18 (Governing Law and Arbitration), which shall remain in full force and effect.

16.	NOTICES

16.1.

Notices. Notices to be sent by either Party under this Agreement shall be made in writing, in English or Portuguese, and deemed to have been delivered when received with return receipt or proof of delivery issued by the Brazilian Postal and Telegraph Company, by telegram or by courier (with proof of receipt or delivery) to the addresses below. Notices sent by e-mail shall be deemed received on the date they are sent, provided that such remittance is confirmed by receipt (issued by the machine of the sender). Notices shall be considered received on the date shown on the delivery confirmation, shipping confirmation or return receipt, as the case may be, unless such date is not a Business Day, in which case they shall be regarded as received on the subsequent Business Day. Notices shall be sent to the following addresses.

I.	to Seller:

GROUP 1 AUTOMOTIVE, INC.

800 Gessner, Suite 500

Houston, Texas 77024

713.647.5764 Direct Line

With a copy to (such copy not deemed as a summons or court or out-of-court notice):

JONES DAY

250 Vesey Street

10281-1047 New York, New York, EUA

Attn.: S. Wade Angus and Violeta M. Libergott

E-mails: swangus@JonesDay.com and vlibergott@jonesday.com

PINHEIRO GUIMARÃES

Av. Brigadeiro Faria Lima, No. 3064, 14th floor

01451-000 São Paulo, São Paulo, Brazil

Attn.: Francisco J. Pinheiro Guimarães and Rodrigo Terassovich

E-mails: fjpg@pinheiroguimaraes.com.br and

rterassovich@pinheiroguimaraes.com.br

II.	to Buyer:

R. Dr. Renato Paes de Barros, No. 1017—10º andar—Itaim Bibi, São Paulo—

SP, 04530-001

At.: Antonio da Silva Barreto Junior e João Pedro Barros de Ávila

E-mail: antonio.barreto@simpar.com.br e joao.avila@simpar.com.br

With a copy to (such copy not deemed as a summons or court or out-of-court notice):

ADALBERTO CALIL SOCIEDADE DE ADVOGADOS

Av. Angélica, No. 2.503, 9º Andar

01227-200 São Paulo, SP, Brazil

At.: Samara Lopes Monaco

E-mail: samara@acaliladv.com.br e guilherme.valentini@acaliladv.com.br

16.2.

Either Party may change the address to which notices shall be sent by the other Parties, as the case may be, in accordance with this Section 16. In the event that such communication fails to be submitted, any notice delivered to the recipients and/or at the addresses listed above shall be regarded as having been regularly submitted and received, and shall be binding upon such Party.

17.	GENERAL PROVISIONS

17.1.

Penalties. In the event either Party fails to timely make the payments which they are required to make under this Agreement, any amounts due and unpaid (i) shall be subject to and shall be increased by adjustment for inflation from the due date to the date of actual payment according to the IGP-M index or IPCA index, whichever is lower; (ii) shall be increased by a non-compensatory late-payment fine of two percent (2%) of the over-due amount, and (iii) shall be subject to and shall be increased by late-payment interest fee at the rate of twelve percent (12%) per year, calculated on a pro rata temporis basis, from the due date to the date such payment is made in full.

17.2.

Independent Negotiation. This Agreement arises from the independent negotiation of the Parties, and the terms and conditions hereof reflect the effects intended by the Parties, and shall be interpreted as such, pursuant to Articles 113, paragraph 2, and 421-A, of the Civil Code, and Law No. 13.874, dated September 20, 2019.

17.3.

Cost and Expenses of the Parties. The Parties shall pay their respective costs and expenses arising from the transactions contemplated in this Agreement, as well as payment of any commissions that may be due to a broker, agent, intermediary, consultants or any others who have been engaged by such Party to participate in the transactions under this Agreement.

17.4.

Waiver or Novation. No waiver, termination or settlement of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party, unless otherwise confirmed in writing. Any waiver or mutual concessions shall be considered temporary and not constitute a novation, waiver or amendment of any rights, prerogatives, privileges or powers granted to either Party pursuant to this Agreement.

17.5.

Successors and Assignees. Subject to the provisions of Section 17.9, this Agreement shall be binding upon the Parties and any of their successors and permitted assignees, in respect of all obligations set forth in this Agreement, including the indemnity obligation set forth in Sections 11 and 12.

17.6.	Irrevocable, Irreversible Obligations. All obligations undertaken in this Agreement are irrevocable and irreversible, subject to the terms and conditions set forth herein.

17.7.

Entire Agreement. This Agreement represents all covenants and understandings between the Parties, and shall terminate and supersede, from the date hereof, all agreements, promises, commitments, letters or any other type of contract, communication or obligation, whether oral or written, provided, submitted or undertaken by any representative of either Party in respect of the matters provided hereunder.

17.8.

Severability. In the event that one or more provisions of this Agreement are deemed void, invalid, unenforceable or ineffective, the legality, validity, enforceability and effectiveness of the other provisions contained in this Agreement shall in no way be affected by such event, and shall remain in full force and effect, as if such void, invalid, unenforceable or ineffective provision had not been included in this Agreement. In the event set forth in this clause, the Parties undertake to negotiate, as soon as possible, a clause to replace such affected clause or provision, and include valid terms and conditions in this Agreement that reflect the terms and conditions of such affected clause, according to the intent and purpose of the Parties upon negotiating the affected clause and the context in which it is included herein.

17.9.	Assignment of Rights and Obligations. The rights or obligations set forth herein may not be assigned without the prior written consent of the other Party.

17.10.

Enforceable Instrument and Specific Performance. This Agreement is an enforceable instrument (título executivo extrajudicial) pursuant to Article 784, item III of the Code of Civil Procedure, and the Parties hereby acknowledge (i) its enforceability pursuant to Article 786 of the Code of Civil Procedure; and (ii) regardless of any other applicable measures, that the obligations undertaken under this Agreement are subject to specific performance, pursuant to Articles 497 to 501, 536 to 538 and the various types of enforcement proceedings (Article 797 et seq.) of the Code of Civil Procedure.

17.11.

Electronic Signature. The Parties and the two witnesses identified below represent and warrant that this Agreement may be executed by electronic means using the D4Sign platform, and that the signatures shall be considered valid, legal and binding upon the Parties. The Parties also hereby acknowledge that the execution of this Agreement by electronic means is not a prohibition and/or impediment to the enforceability hereof. All signatures to this Agreement by electronic means as provided for in this Clause, irrespective of the use of digital certificates accredited with ICP-Brasil (Brazilian Public Key Infrastructure), shall be deemed as true, valid and fully effective for the execution and enforcement of this Agreement, and shall be binding upon the Parties.

18.	APPLICABLE LAW AND ARBITRATION

18.1.	Applicable Law. This Agreement shall be governed by the laws of the Federative Republic of Brazil.

18.2.

Arbitration. Any and all disputes, litigation, issues, questions or divergences, including with respect to its interpretation and/or rights and obligations set forth herein, relating directly or indirectly to this Agreement (“Conflict”), involving all or some of the Parties (“Involved Parties”) shall be definitively settled by arbitration, in accordance with the provisions below.

18.2.1.

Chamber. The arbitration shall be conducted before and administered by the International Chamber of Commerce (ICC) in accordance with the procedural rules set forth in its rules in force at the time of the arbitration (“Rules”), except as amended by the following provisions, or as may be amended upon agreement between the involved Parties.

18.2.2.	Arbitral Tribunal. The Conflict shall be settled by an Arbitral Tribunal formed of three (3) arbitrators, appointed in accordance with the Rules (“Arbitral Tribunal”).

18.2.3.

Seat of the Arbitration. The seat of the arbitration shall be the City of São Paulo, State of São Paulo, where the arbitration award shall be rendered. However, the Arbitration Court may determine the specific execution of any actions in other places. The language of arbitration shall be Portuguese, and the arbitration shall be in accordance with the rules and principles of the legal system of the Federative Republic of Brazil, provided that judgment by equity shall not be permitted.

18.2.4.

Urgent Measure. Prior to the formation of the Arbitral Tribunal, any of the Involved Parties may request from a court an urgent measure, provided that any request for such measure with the court shall not affect the existence, validity and effectiveness of the arbitration agreement, nor be deemed a waiver of the need to submit the Conflict to arbitration. After the formation of the Arbitral Tribunal, motions for urgent measure shall be addressed to the Arbitral Tribunal, and the arbitrators may review, uphold or modify any decisions rendered by a court before the formation of the Arbitral Tribunal, and the parties may resort to the provisions of Article 22, paragraph 4, Law No. 9.307/96. When the law requires that the plaintiff in the urgent measure files a principal suit or equivalent, then the arbitration proceeding will be viewed as such.

18.2.5.

Jurisdiction. The Involved Parties expressly waive its rights to submit any dispute to the emergency arbitrator set forth in the Rules. Moreover, the Involved Parties elect the judicial district of the City of São Paulo, State of São Paulo, and expressly waive any other, however special or privileged, to file (i) legal actions before the settlement of the Arbitration Court aimed at obtaining injunctive relief, pursuant to the terms of Article 22.A et seq., Law No. 9.307/96; (ii) injunctive relief to assure that the arbitration proceeding will be initiated and/or to ensure the effectiveness of the arbitration proceedings; (iii) action pursuant to Article 33, Law No. 9.307/96; (iv) action pursuant to Articles 381 to 383 of the Code of Civil Procedure; (v) enforcement of obligations provided for herein that include enforcement from the commencement of the proceedings; and (vi) any disputes that, under the Applicable Law, may not be submitted to arbitration.

18.2.6.	Contractual Fees. Each of the Involved Parties shall pay, without the right to reimbursement or refund by the other Involved Party, the contractual fees of their respective attorneys.

18.2.7.

Loss of Suit Fees. Subject to the provisions above, the arbitration decision shall set the liability of the Involved Parties for the payment or reimbursement of the arbitrators’ fees, reimbursement of attorney’s fees, and the costs and expenses of the arbitration proceedings, subject to the principles of (total or partial) loss of suit, proportionality and reasonableness.

18.2.8.

Confidentiality. The Involved Parties shall keep confidential any and all information relating to the arbitration, even after termination hereof, except in cases where (i) any disclosure is required by the Applicable Law or by order of any judicial, arbitration or administrative authority, or (ii) in case there is a need for disclosure to protect the rights of the Involved Party; in which cases the disclosure should only take place, as necessary.

IN WITNESS WHEREOF, the parties execute this Agreement digitally in a single copy, in the presence of two (2) witnesses identified below, who also execute this private instrument.

São Paulo, November 12, 2021.

(Signatures initiates in the next page.)

(Remaining of the page intentionally left in blank.)

Signature page of the Share Purchase Agreement, entered into on November 12, 2021, among GPI SA, LLC, as Seller, Original Holding S.A., as Buyer, and UAB Motors Participações Ltda. Page 1/4.

GPI SA, LLC

/S/ Daniel J. McHenry
Name: Daniel J. McHenry
Position: President

Signature page of the Share Purchase Agreement, entered into on November 12, 2021, among GPI SA, LLC, as Seller, Original Holding S.A., as Buyer, and UAB Motors Participações Ltda. Page 2/4.

ORIGINAL HOLDING S.A.

/S/ Denys Marc Ferrez	/S/ Samir Moises Gillo Ferreira
Name: Denys Marc Ferrez	Name: Samir Moises Gillo Ferreira
Position: Director	Position: Director

Signature page of the Share Purchase Agreement, entered into on November 12, 2021, among GPI SA, LLC, as Seller, Original Holding S.A., as Buyer, and UAB Motors Participações Ltda. Page 3/4.

UAB MOTORS PARTICIPAÇÕES LTDA.

/S/ Lincoln da Cunha P. Filho	/S/ Sergio Daud Sarruf
Name: Lincoln da Cunha P. Filho	Name: Sergio Daud Sarruf
Position: President Director	Position: Financial Director

Signature page of the Share Purchase Agreement, entered into on November 12, 2021, among GPI SA, LLC, as Seller, Original Holding S.A., as Buyer, and UAB Motors Participações Ltda. Page 4/4.

Witnesses:

/S/ Roberto Ferreira	/S/ João Pedro Barros de Ávila
Name: Roberto Ferreira	Name: João Pedro Barros de Ávila